UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy STATEMENT

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

CONTINENTAL RESOURCES, INC.

(Name of Registrant as Specified In Its Charter)

NOT APPLICABLE

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Continental Resources, Inc.

Invitation to 2020 Annual Meeting of Shareholders

DATE:	Thursday, May 14, 2020
TIME:	10:00 a.m. Central Daylight Time
PLACE:	BancFirst Tower 100 North Broadway – South Entrance Suite 2470 – Continental Resources Conference Center Oklahoma City, OK 73102

April 2, 2020

Dear Fellow Shareholder:

Please join me at our Annual Meeting on Thursday, May 14, 2020, where you will be asked to vote on: (i) the election of the three Class II members named in this Proxy Statement to the Board of Directors; (ii) an amendment to our Third Amended and Restated Certificate of Incorporation to declassify our Board of Directors; (iii) the ratification of the selection of the independent auditors; and (iv) the approval, by a non-binding vote, of the compensation of our named executive officers.

The Company is again taking advantage of the Securities and Exchange Commission rule permitting us to provide proxy materials over the internet to certain of our shareholders. On or about April 2, 2020, we will begin mailing a Notice of Internet Availability of Proxy Materials to shareholders whose shares are held in an account at a brokerage firm, bank or other nominee record holder, informing you the Notice and Proxy Statement for the 2020 Annual Meeting, 2019 Annual Report and voting instructions are available online. As more fully described in that Notice, all shareholders receiving such Notice may choose to access proxy materials on the internet or may request paper copies of the proxy materials. On or about April 2, 2020, we will also mail paper copies of our Notice and Proxy Statement, 2019 Annual Report and a proxy card to each shareholder whose shares are registered directly in their name with our transfer agent, American Stock Transfer & Trust Company.

In addition to the formal items of business at the Annual Meeting, you will have an opportunity to ask questions and express your views to senior management of Continental Resources, Inc. Members of our Board of Directors will also be present.

Whether you are able to attend the 2020 Annual Meeting in person, it is important your shares be represented. Please vote your shares in accordance with the instructions contained in the materials being sent to you. Please vote as soon as possible.

I hope to see you on May 14th.

Harold G. Hamm

Executive Chairman

William B. Berry

Chief Executive Officer

CONTINENTAL RESOURCES, INC.

20 N. Broadway

Oklahoma City, Oklahoma 73102

Notice of Annual Meeting of Shareholders

To Be Held On May 14, 2020

TO THE HOLDERS OF SHARES OF COMMON STOCK:

The 2020 Annual Meeting of Shareholders of Continental Resources, Inc. (the “Company,” “we,” “our,” or “us”) will be held at the BancFirst Tower, 100 North Broadway – South Entrance, Suite 2470 – Continental Resources Conference Center, Oklahoma City, OK 73102 on May 14, 2020, at 10:00 a.m. C.D.T., for the following purposes:

1.

To elect the three Class II members named in this Proxy Statement to our Board of Directors to serve until the Annual Meeting of Shareholders in 2023, or if the proposal contained in Item 2 below is approved, until the Annual Meeting of Shareholders in 2021, and, in either case, until their respective successors are duly elected and qualified or until their earlier resignation or removal (Item 1 on the proxy card);

2.

To approve an amendment to our Third Amended and Restated Certificate of Incorporation, as amended, to declassify our Board of Directors so that all directors will be elected on an annual basis, beginning with the Annual Meeting of Shareholders in 2021 (Item 2 on the proxy card);

3.	To ratify the selection of Grant Thornton LLP as our independent registered public accounting firm (Item 3 on the proxy card);

4.	To approve, by a non-binding vote, the compensation of the named executive officers (Item 4 on the proxy card); and

5.	To transact such other business as may properly be brought at the Annual Meeting or any adjournment or postponement thereof.

The Annual Meeting may be recessed from time to time and, at any reconvened meeting, action on the matters specified in this notice may be taken without further notice to shareholders unless required by the Company’s bylaws. In addition, should it be necessary to change the location or time of the meeting due to the impact of any local or national health related emergency measures, or for any other reason, notice of the changed time and/or location will be given by press release, which will specify the new time and/or location of the Annual Meeting. We intend to hold our Annual Meeting in person, if possible. However, we are actively monitoring COVID-19 (novel Coronavirus) and we are sensitive to the public health and travel concerns our shareholders may have and the protocols that federal, state, and local governments may impose. In the event it is not possible or advisable to hold our Annual Meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting “virtually,” i.e. solely by means of Internet enabled remote communication. Please monitor our annual meeting website at www.CLR.com for updated information. If you are planning to attend our meeting, please check the website ten days prior to the meeting date. As always, we encourage you to vote your shares prior to the Annual Meeting.

Shareholders of record, at the close of business on March 18, 2020, of our common stock, par value $0.01 per share, are entitled to notice of and to vote on all proposals at the Annual Meeting. A list of all shareholders entitled to vote at the Annual Meeting will be available for inspection at the Annual Meeting and during normal business hours at least ten days prior thereto at our offices located at 20 N. Broadway, Oklahoma City, Oklahoma 73102.

In accordance with rules adopted by the Securities and Exchange Commission, we are pleased to furnish these proxy materials to certain of our shareholders over the internet and to certain others by mail.

BY THE ORDER OF THE BOARD OF DIRECTORS

/s/ Eric S. Eissenstat

Eric S. Eissenstat

Secretary

DATED: April 2, 2020

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 14, 2020

This Notice and Proxy Statement, the accompanying form proxy card and our Annual Report to shareholders are also available on the internet at https://materials.proxyvote.com/212015.

CONTINENTAL RESOURCES, INC.

Proxy Statement Annual Meeting of Shareholders May 14, 2020

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	42
Security Ownership of Certain Beneficial Owners	42
Security Ownership of Directors and Executive Officers	42

PROPOSAL 2: APPROVE AN AMENDMENT TO OUR THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION THAT DECLASSIFIES OUR BOARD OF DIRECTORS	43
Summary	43
Proposed Amendment to Third Amended and Restated Certificate of Incorporation, As Amended	43

PROPOSAL 3: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	44
General	44
Audit Committee Report	44
Audit and Other Fees	45
Attendance at Annual Meeting	46

PROPOSAL 4: APPROVE, BY A NON-BINDING VOTE, THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS	46

ANNUAL REPORT TO SHAREHOLDERS	48

SHAREHOLDERS SHARING THE SAME ADDRESS	48

PROPOSALS OF SHAREHOLDERS	48

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING	49
Why am I receiving these materials?	49
Who can vote at the Annual Meeting?	49
What am I voting on?	49
How do I vote?	50
How many votes do I have?	50
Who is paying for this proxy solicitation?	50
What does it mean if I receive more than one Notice of Internet Availability, proxy card or voter information form?	51
Can I change my vote after submitting my proxy?	51
What is the quorum requirement?	51
What are broker non-votes?	51
What vote is required to approve the election of directors (Item 1 on the proxy card)?	51
What vote is required to approve the amendment to our Third Amended and Restated Certificate of Incorporation, as amended, declassifying our Board of Directors (Item 2 on the proxy card)?	52
What vote is required to approve the ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm (Item 3 on the proxy card)?	52
What vote is required to approve the compensation of the named executive officers (Item 4 on the proxy card)?	52
What if I do not mark a voting choice for some of the matters listed on my proxy card?	52
Could other matters be decided at the Annual Meeting?	52
What happens if the Annual Meeting is postponed, relocated or adjourned?	52
How does the Board recommend I vote on the proposals?	53
Who will serve as the inspector of election at the Annual Meeting?	53
How can I find out the results of the voting at the Annual Meeting?	53

OTHER MATTERS	53

ANNEX A—NYSE Independence Standards Generally Applicable to Directors	ANNEX A

ANNEX B—Text of Proposed Amendment to our Third Amended and Restated Certificate of Incorporation	ANNEX B

Proxy Summary

This summary contains highlights about Continental Resources, Inc. and our subsidiaries (the “Company”) and the upcoming 2020 Annual Meeting of Shareholders (the “Annual Meeting”). This summary does not contain all of the information you should consider in advance of the Annual Meeting and we encourage you to read the entire Proxy Statement before voting. When we refer to “us,” “we,” or “our,” we are referring to the Company.

2020 Annual Meeting of Shareholders

Date and Time:	Thursday, May 14, 2020 at 10:00 a.m. C.D.T.

Location:	BancFirst Tower, 100 North Broadway – South Entrance, Suite 2470 Continental Resources Conference Center, Oklahoma City, OK 73102.

Record Date:	March 18, 2020

Mail Date:	We intend to mail a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”), or the Proxy Statement, 2019 Annual Report, and Proxy Card (or voter information form if the Proxy Statement is being sent by a broker, bank or other nominee record holder (collectively, a “Broker”)), as applicable, on or about April 2, 2020 to our shareholders.

Voting:	Shareholders as of the record date may vote. Each share of our Common Stock, par value $0.01 per share (“Common Stock”), is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on. Each shareholder’s vote is important. Please complete and return your proxy or voter information form, or submit your vote and proxy online (or by telephone if you received a voter information form).

Voting Matters and Board Recommendations

Matter	Board Vote Recommendation
Election of Three Class II Directors named in this Proxy Statement (Item 1, page 6)	FOR
Proposed amendment to our Third Amended and Restated Certificate of Incorporation declassifying our Board of Directors so that all directors will be elected on an annual basis, beginning with the Annual Meeting of Shareholders in 2021 (“Declassification Proposal”) (Item 2, page 43)	FOR
Ratification of selection of Grant Thornton LLP (“Grant Thornton”) (Item 3, page 44)	FOR
Approve, by a non-binding vote, the compensation of the named executive officers (Item 4, page 46)	FOR

2019 Performance Highlights

Initiated cash dividend to shareholders.

Initiated a share repurchase program and repurchased approximately $190.2 million of Common Stock in 2019.

Achieved full-year 2019 production growth of 14% compared to 2018.

Net cash provided by operating activities for 2019 totaled $3.1 billion.

In 2019, reduced total debt by $442 million.

Year-end 2019 proved reserves increased 6% (adjusted for 2019 divestitures) compared to year-end 2018.

Continued to exercise capital discipline, reducing non-acquisition capital expenditures by 6% in 2019 compared to 2018.

Maintained low-cost operations with production expenses of $3.58 per Boe and G&A expenses of $1.57 per Boe for 2019.

Key Executive and Director Compensation Policies and Practices

Independent compensation consultants to the Compensation Committee.

No individual employment agreements.

Majority of compensation is in the form of restricted stock awards designed to align interests of executives and shareholders.

Robust stock ownership requirements – 5x of base salary for the Executive Chairman, Chief Executive Officer and President and 3x of base salary for other executive officers, and 5x base annual retainer for directors.

Use of a relevant peer group in establishing compensation.

Minimal perquisites.

Prohibition of hedging of Company securities by executive officers and directors.

Clawback policy applicable to all executive officers.

Key Governance Policies and Practices

Voluntary establishment of Compensation and Nominating/Corporate Governance Committees, even though exempt from these requirements as a controlled company under New York Stock Exchange (“NYSE”) rules.

Audit and Compensation Committees composed entirely of independent directors.

Lead independent director with clearly established authority and responsibility over the governance of our Board of Directors.

Four of seven directors are independent.

Regular executive sessions of the Board without management present.

Board risk management oversight with a focus on the most significant risks facing the Company.

Annual evaluation process for the Board and its committees.

Director in uncontested election that does not receive a majority of “for” votes, must submit his or her resignation for consideration by the Nominating/Corporate Governance Committee and the Board.

Recommendation of the Declassification Proposal for adoption at the Annual Meeting

For more detailed information regarding our proxy materials and voting at the Annual Meeting, see “Questions and Answers About This Proxy Material and Voting,” at page 49.

Proposal 1:

Election of Directors

General

Our Board has seven members. Our directors are divided into three classes and serve staggered three year terms. Class I, Class II and Class III directors will serve until our annual meetings of shareholders in 2022, 2020 and 2021, respectively. The Board has nominated William B. Berry, Shelly Lambertz and Timothy G. Taylor, each of whose term as a director expires as of the Annual Meeting, to be re-elected as a Class II director for a term to continue until the Annual Meeting of Shareholders in 2023, or if the Declassification Proposal is approved, until the Annual Meeting of Shareholders in 2021, each to serve until their respective successor has been elected and qualified or until their earlier resignation or removal. If the Declassification Proposal is approved at the Annual Meeting, as recommended by our Board, the entire Board will also stand for election at the 2021 Annual Meeting of Shareholders for a one-year term and any director terms extending beyond such meeting, will be shortened by the Declassification Proposal. The directors currently serving in each of the classes listed above, have indicated their support for the elimination of the classified Board structure and have agreed to allow shareholders to vote on their election to the Board on the basis described above. Mr. Taylor’s appointment to the Board was recommended by the Nominating/Corporate Governance Committee.

The election of a director requires the affirmative vote of a plurality of the shares of Common Stock voting in person or by proxy at the Annual Meeting. All proxies received will be voted, in the absence of instructions to the contrary, “for” the re-election of Messrs. Berry and Taylor and Ms. Lambertz to the Board. While “withheld” votes will not affect the outcome of the election, our Bylaws provide a nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall submit his or her offer of resignation for consideration by the Nominating/Corporate Governance

Committee of the Board within ninety (90) days from the date of the election. The Nominating/Corporate Governance Committee of the Board shall consider all relevant facts and circumstances and recommend to the Board the action to be taken with respect to such offer of resignation.

Should a nominee for election to the Board be unable to serve for any reason, the Board may designate a substitute nominee in which event all proxies received without instructions will be voted “for” the election of such substitute nominee. To the best knowledge of our Board, each of the named nominees will serve if elected.

The Board recommends the shareholders vote “for” the re-election of William B. Berry, Shelly Lambertz and Timothy G. Taylor, to the Board.

The following table outlines certain information about each of the director nominees as well as our other directors as of April 2, 2020:

Name	Age	Director Since	Existing Term Expires†

Harold G. Hamm	74	1967	2022

William B. Berry	67	2014	2020

Shelly Lambertz	53	2018	2020

Lon McCain	72	2006	2021

John T. McNabb, II	75	2010	2022

Mark E. Monroe	65	2001	2021

Timothy G. Taylor	66	2019	2020

†	As discussed above and in the Declassification Proposal, if the Declassification Proposal is approved, all incumbent directors’ terms will expire at the 2021 Annual Meeting.

Harold G. Hamm has served as Executive Chairman since January 1, 2020. Prior to assuming the role of Executive Chairman, he served as Chairman of the Board. He has served as a director since our inception in 1967 and served as our Chief Executive Officer from 1967 to December 31, 2019. In addition, Mr. Hamm served as our President from October 31, 2008 to November 3, 2009. He served as Chairman of the board of directors of the publicly traded general partners of Hiland Partners, LP (“Hiland”) and Hiland Holdings GP, LP (“Hiland Holdings”), former affiliates of ours through February 13, 2015. From September 2005 through February 2012, Mr. Hamm served as a director of Complete Production Services, Inc., an oil and gas service company publicly traded on the NYSE. He has served on the board of directors of the National Fish and Wildlife Foundation since October 2017. Mr. Hamm is Chairman of Domestic Energy Producers Alliance and served as Chairman of the Oklahoma Independent Petroleum Association from June 2005 to June 2007 (currently known as the Petroleum Alliance of Oklahoma). He was President of the National Stripper Well Association, founder and Chairman of Save

Domestic Oil, Inc., served on the board of directors of the Oklahoma Energy Explorers, Oklahoma Independent Petroleum Association and is co-chairman of the Council for a Secure America.

Mr. Hamm’s role as the founder and majority shareholder of our Company, his extensive experience in the energy industry and leadership of our Company for over 50 years, qualify him to serve on our Board and in the role as Executive Chairman.

William B. Berry has served as our Chief Executive Officer since January 1, 2020. Mr. Berry has been a director since May 2014. He served as Lead Director from the 2016 Annual Meeting through the 2017 Annual Meeting. Mr. Berry served as Executive Vice President, Exploration and Production, of ConocoPhillips Company (“ConocoPhillips”), a major international integrated energy company, from 2003 until his retirement on January 1, 2008. He has over 30 years of experience with ConocoPhillips and Phillips Petroleum Company, which became a part of ConocoPhillips in August 2002. While with these companies, he served at various times in other executive positions including President, Asia Pacific; Senior Vice President of Exploration and Production, Eurasia-Middle East; Vice President of Exploration and Production, Eurasia; and Vice President of International Exploration and Production, New Ventures. While at ConocoPhillips and Phillips Petroleum Company he served in various locations including London, England; Abidjan, Ivory Coast; Stavanger, Norway; Shekou and Beijing, China; and Singapore. Mr. Berry was recognized by the government of China as one of the 31 outstanding foreign experts in 1996. He has served on the board of directors of Franks International since January 2015 and on the Board of Directors of Oceaneering International, Inc. since June 2016. He served on the board of directors of Nexen Inc. from December 2008 to June 2013, Willbros Group, Inc. (“Willbros”) from February 2008 to May 2014, Access Midstream Partners, L.P. from June 2013 to May 2014, and Teekay Corporation from June 2012 to December 2015. Mr. Berry holds a bachelor’s and a master’s degree in petroleum engineering from Mississippi State University.

Mr. Berry brings extensive domestic and international experience in the oil and gas exploration and production industry and management expertise to his roles as Chief Executive Officer and as a member of the Board. Mr. Berry also brings considerable experience from his position as a director with several other publicly traded companies involved in the energy industry. We believe Mr. Berry’s extensive industry, management and director expertise qualify him to serve on our Board.

Shelly Lambertz has been a director since May 2018. She is currently serving as Chief Culture Officer and Senior Vice President, Human Resources, a position she has held since February 2020. Prior to this, she served as the Company’s Vice President, Human Resources from October 2018 to February 2020. Before joining the Company as an employee, she served as the Chief Operating Officer at Hamm Capital, a family investment and advisory firm based in Oklahoma City, from August 2011 to October 2018. Ms. Lambertz also serves as Director of the Harold Hamm Foundation. From 1999 to 2005, Ms. Lambertz was the Executive Director of the YWCA in Enid, Oklahoma. From 1996 to 1998, Ms. Lambertz was Director of Human Resources and Business Development Advisor for Hamm & Phillips Service Company. She began her career working for the U.S. House of Representatives in Washington, D.C. Positions there included Office Manager for Congressman Mickey Edwards (OK), Legislative Assistant for the Leadership Office of Minority Leader Bob Michel (IL), and Deputy Chief of

Staff for Frank Lucas (OK). Ms. Lambertz holds a bachelor’s degree in business administration from Oklahoma State University.

Ms. Lambertz’s financial, management and human resources experience, as well as her knowledge regarding the Company and its operations, qualify her to serve on our Board.

Ellis L. “Lon” McCain has been a director since February 2006 and serves as Chairman of our Audit Committee. Mr. McCain also served as Lead Director from the 2014 Annual Meeting through the 2016 Annual Meeting. Mr. McCain served as Executive Vice President and Chief Financial Officer of Ellora Energy, Inc. (“Ellora”) from July 2009 through August 2010 when Ellora was merged into a subsidiary of Exxon Mobil Corporation. Prior to Ellora, Mr. McCain was Vice President, Treasurer, and Chief Financial Officer of Westport Resources Corporation (“Westport”), a publicly traded exploration and production company, from 2001 until the sale of Westport to Kerr McGee Corporation and his retirement from Westport in 2004. From 1992 until joining Westport in 2001, Mr. McCain was Senior Vice President and Principal of Petrie Parkman & Co., an investment banking firm specializing in the oil and gas industry. From 1978 until joining Petrie Parkman & Co., Mr. McCain held senior financial management positions with Presidio Oil Company, Petro-Lewis Corporation, and Ceres Capital. He was an Adjunct Professor of Finance at the University of Denver from 1982 through 2005. Mr. McCain currently serves on the board of directors of Contango Oil & Gas Company (Mr. McCain served on the board of directors of Crimson Exploration, Inc. until its merger into Contango Oil & Gas Company in October 2013), a domestic exploration and production company traded on the NYSE, and Cheniere Energy Partners, GP, LLC, the general partner of Cheniere Energy Partners, L.P., a publicly traded partnership. Mr. McCain received a B.A. in business administration and an M.B.A. with a major in finance from the University of Denver.

Mr. McCain brings extensive business, financial and management expertise to the Company from his background as Chief Financial Officer of Ellora and Westport and from his tenure as an investment banker specializing in the oil and gas industry. Mr. McCain also brings considerable experience from his position as a director with several other energy companies. We believe Mr. McCain’s extensive business, financial, management and director expertise qualify him to serve on our Board and as Chairman of our Audit Committee.

John T. McNabb, II has been a director since May 2010 and serves as Chairman of our Compensation Committee. He was appointed as lead director on November 2, 2011 and served in that capacity through the 2013 Annual Meeting. Mr. McNabb served as Chairman and Chief Executive Officer of Willbros, an international energy engineering and construction firm, from October 2014 through November 2015 and previously served as the Executive Chairman of the Board of Willbros from August 2014 to October 2014. Mr. McNabb served as Senior Advisor of Duff & Phelps Corporation (“Duff & Phelps”), a global independent provider of financial advisory and investment services, a position he held from November 2014 to March 2018. Mr. McNabb was Vice Chairman of Corporate Finance of Duff & Phelps from June 2014 through October 2014 and Vice Chairman of Investment Banking of Duff & Phelps from July 2011 to June 2014. He was Founder and Chairman of the board of directors of Growth Capital Partners, L.P., a merchant banking firm that provided financial advisory services to middle market companies throughout the United States. He served in this position from 1992 through June
2011. He was formerly a Managing Director of Bankers Trust New York Corporation (“Bankers Trust”) and a board member of BT Southwest Inc., a wholly-owned subsidiary of Bankers Trust. Mr. McNabb went to Bankers Trust from The Prudential Insurance-Company of America where he had a six year career, commencing in 1984, in positions with Prudential-Bache Securities, The Prudential Corporate Finance Group and Prudential Capital Corporation, a merchant banking affiliate of The Prudential. He started his career with Mobil Oil Corporation in its exploration and production division. Mr. McNabb holds B.A. and M.B.A. degrees from Duke University. Mr. McNabb has served on the board of directors of eight public companies, including Cypress Energy Partners, L.P., where he serves on the Audit Committee and is Chairman of the Conflicts Committee, Willbros, from 2006 to 2016, where he served as Chairman of the Board and on the Audit, Finance and Executive Committees, and Hiland Partners, GP, LLC, from 2006 to 2009, where he served as Chairman of the Conflicts Committee and as a member of the Compensation Committee. Mr. McNabb has also served on the board of directors of The Institute for the Public Trust, a non-profit organization, since October 2017 and as Vice Chairman of the American Leadership Council since August 2017, and as co-chairman of The Council for a Secure America since July 2019.

Mr. McNabb’s extensive banking and investment company experience and his direct work in the oil and gas production and service segments, including his service as Chief Executive Officer of Willbros, make him well suited to serve on our Board. Mr. McNabb’s leadership skills as Founder and Chairman of the board of directors of Growth Capital Partners, L.P. and his public company experience as an audit and compensation committee member also make him well qualified to serve on our Board. We believe this experience qualifies him to serve on our Board and as the Chairman of our Compensation Committee.

Mark E. Monroe has served as a director since November 2001, Lead Director since the 2017 Annual Meeting, and serves as Chairman of our Nominating/Corporate Governance Committee. He is expected to continue serving as Lead Director through the 2020 Annual Meeting. Mr. Monroe was our President and Chief Operating Officer from October 2005 until October 31, 2008. He was Chief Executive Officer and President of Louis Dreyfus Natural Gas Corp. prior to its merger with Dominion Resources, Inc. in October 2001. After the merger, Mr. Monroe was a consultant and served as a member of the board of directors of Unit Corporation, a NYSE publicly traded onshore drilling and oil and gas exploration and production company from October 2003 through October 2005. He has served on the board of directors of Seven Generations Energy Ltd., a publicly traded Canadian energy producer, since October 2018 and as Chairman of the Board since January 2019. He served on the board of directors of Rose Rock Midstream GP, LLC, the general partner of Rose Rock Midstream, L.P., from December 2011 to April 1, 2016. He has served as Chairman, and as a board member, of the Oklahoma Independent Petroleum

Association, served on the Domestic Petroleum Council and the National Petroleum Council, and on the boards of directors of the Independent Petroleum Association of America, the Oklahoma Energy Explorers, and the Petroleum Club of Oklahoma City. Mr. Monroe is a Certified Public Accountant and received his B.A. in business administration from the University of Texas at Austin.

Mr. Monroe’s extensive executive and financial experience from his service in positions as Chief Executive Officer, President and Chief Financial Officer at various public oil and gas companies qualify him to serve on our Board as Lead Director, and as the Chairman of our Nominating/Corporate Governance Committee.

Timothy G. Taylor has been a director since November 2019. Mr. Taylor served as President of Phillips 66 Company (“Phillips”), an integrated downstream company with refining, chemicals and midstream operations, from June 2014 until his retirement in December 2017. Prior to this, Mr. Taylor was Executive Vice President of Commercial, Marketing, Business Development, and Transportation at Phillips from May 2012 to June 2014. While at Phillips, Mr. Taylor also served as President of Phillips 66 Partners from July 2013 to December 2017. Before joining Phillips, Mr. Taylor served as Chief Operating Officer of ChevronPhillips Chemical Company (“ChevronPhillips Chemical”) from February 2010 to December 2011 and Executive Vice President of Olefins/Polyolefin from July 2001 to February 2010. Prior to this, Mr. Taylor served in various executive and management positions at Phillips Petroleum Company. He started his career as a chemical engineer with Texas Eastman Company. Mr. Taylor served on the Board of Directors of ChevronPhillips Chemical from 2012 to 2017 and Phillips 66 Partners from 2013 to 2017. He serves on the advisory board of Triten Energy Partners and the Board of

Trustees for Kansas State University. He holds a bachelor’s degree in Chemical Engineering from Kansas State University.

Mr. Taylor brings extensive experience in domestic and international refining, chemicals sales and marketing, energy transportation, business development and process management to the Board. We believe Mr. Taylor’s extensive mid-stream and industry experience and director expertise qualify him to serve on our Board.

Corporate Governance Matters

We are a “controlled company” within the meaning of the listing standards of the NYSE because a limited liability company owned by our Executive Chairman, Harold G. Hamm, and members of his family own more than 50% of our outstanding shares of Common Stock. Consequently, we are not required to comply with certain NYSE listed company requirements, such as the requirement to have a majority of independent directors on our Board, or the requirement to have compensation and nominating committees composed entirely of independent directors. However, we are required to have an independent Audit Committee, and we have voluntarily established a Compensation Committee composed entirely of independent directors and a Nominating/Corporate Governance Committee. The Board uses the independence standards of the NYSE corporate governance rules generally applicable to directors for determining whether directors are independent. A copy of those standards is attached as Annex A. The Board additionally follows applicable rules of the Securities and Exchange Commission (“SEC”) in determining independence for committee members. The Board has determined Messrs. McCain, McNabb, Monroe and Taylor have no relationship with the Company other than as a director and shareholder and are independent under the NYSE and SEC rules for purposes of service on the Board and its committees. Until the time the Board acted to appoint him as Chief Executive Officer in December 2019, Mr. Berry was determined to be independent on the same basis as described above. Ms. Lambertz is not an independent director due to her relationship to Mr. Hamm and her current service as our Chief Culture Officer and Senior Vice President, Human Resources. Members of each committee are elected annually by the Board and serve for one year terms, until their successors are elected and qualified or until their earlier resignation or removal.

The Board held 7 meetings and acted by unanimous consent 2 times during the year ended December 31, 2019. Directors are expected to attend all meetings of the Board and the committees on which they serve. To be re-nominated, directors must have attended at least 75% of the Board and applicable committee meetings during their term, and all directors (including those being re-nominated and those in other classes) did so during 2019. All then incumbent directors attended the 2019 Annual Meeting of Shareholders and all directors plan to attend the 2020 Annual Meeting. Under our Corporate Governance Guidelines, attendance at the Annual Meeting is listed as a consideration when evaluating whether a director is devoting sufficient time to his or her responsibilities.

 Board Leadership Structure     Harold G. Hamm serves as the Company’s Executive Chairman. Mr. Hamm assumed the role of Executive Chairman as of January 1, 2020, in connection with transitioning the role of Chief Executive Officer to Mr. Berry, who assumed such role as of January 1, 2020. Prior to January 1, 2020, Mr. Hamm served in the combined role of Chairman and Chief Executive Officer.

As Executive Chairman, Mr. Hamm is both an officer and employee of the Company. The role of Executive Chairman has been structured so Mr. Hamm can provide the Company with support regarding Board, strategic and stakeholder matters, as well as business development opportunities, while allowing Mr. Berry to assume primary responsibility for oversight of all the Company’s activities. The Board believes this leadership structure is appropriate because it allows the Company to take advantage of Mr. Hamm’s considerable Company and industry experience, while expanding the Company’s base of leadership and furthering the Company’s succession planning. Through Harold Hamm Family LLC (the “Family LLC”), a limited liability company owned by Harold G. Hamm, members of his family and trusts established for their benefit and for which Mr. Hamm serves as manager, Mr. Hamm exercises voting and dispositive power over approximately 77.54% of our outstanding shares of Common Stock as of March 18, 2020. The Board believes Mr. Hamm’s considerable ownership stake in the Company also supports the Board’s view that Mr. Hamm’s leadership role as Executive Chairman is appropriate.

 Lead Director      The Board has appointed Mr. Monroe to serve as lead director with the following responsibilities similar to those typically performed by an independent Chairman: (i) presides at all meetings of the Board at which the Executive Chairman is not present, including executive sessions of the independent directors; (ii) acts as a key liaison between the Executive Chairman, Chief Executive Officer and the independent directors; (iii) provides input into the materials to be delivered to the directors in advance of each Board meeting; (iv) provides feedback regarding the quality, quantity, and timeliness of those materials; and (v) communicates Board member feedback to the Executive Chairman and the Chief Executive Officer. At the February 2020 Board meeting, Mr. McNabb was appointed to serve as lead director, effective immediately following the Annual Meeting for a period extending through the 2021 Annual Meeting.

 Risk Oversight      The Board is responsible for overseeing our Company’s management of risk. The Board strives to effectively oversee our enterprise-wide risk management in a way that balances managing risks while enhancing the long-term value of our Company for the benefit of our shareholders. The Board understands its focus on effective risk oversight is critical to setting our Company’s tone and culture towards effective risk management. To administer its oversight function, the Board seeks to understand our Company’s risk philosophy by having regular discussions with management to establish a mutual understanding of our Company’s overall appetite for risk. The Board maintains an active dialogue with management, including the Executive Chairman, Chief Executive Officer, Chief Financial Officer, and Chief Risk Officer, about existing risk management processes and how management identifies, assesses and manages our most significant risk exposures, including commodity price risk, liquidity risk, reputational risk, operational risk, safety risk, cybersecurity risk, compliance risk and legal risk. The Board appointed Eric S. Eissenstat in May 2014 as Chief Risk Officer to further enhance the Company’s enterprise risk management. Mr. Eissenstat is primarily responsible for instituting risk management practices consistent with our overall business strategy and risk profile. The Board expects, and receives, regular updates from Mr. Eissenstat and other members of our management team about our most significant risks to enable it to evaluate whether management is responding appropriately. Senior management attends Board meetings and is available to address any questions or concerns raised by our Board on risk management-related and other matters. In addition, our Board receives presentations from senior management on strategic matters.

The Board also relies on each of its committees to help oversee the risk management responsibilities relating to the functions performed by such committees. The Audit Committee considers risks related to financial reporting including overseeing our internal controls and interacting with our independent public accounting firm at least quarterly. The Compensation Committee oversees our compensation practices to ensure they do not encourage unnecessary and excessive risk taking by management. The Nominating/Corporate Governance Committee oversees risks relating to our corporate governance and compliance programs and assists the Board and management in promoting an organizational culture that encourages commitment to ethical conduct and a commitment to compliance with the law. Each of the Board’s committees report regularly to the Board on risk-related matters within its responsibilities. While the Board does not directly consider the Company’s risk profile and management program in assessing its leadership structure, a board member’s ability to oversee the risks associated with the matters supervised by a committee is considered in making committee appointments.

 Board Committees    Our Board has three standing committees: (i) an Audit Committee; (ii) a Compensation Committee; and (iii) a Nominating/ Corporate Governance Committee. Each committee is governed by a written charter approved by the full Board. These charters form an integral part of our corporate governance policies and are available on our website, www.CLR.com.

The tables below provide information regarding the current composition of each standing committee of our Board, the significant responsibilities of each committee as set forth in their respective charters and the number of times each committee met or acted by written consent in 2019:

Name of Committee and Members	Principal Functions of the Committee	Meetings in 2019	Written Consents in 2019

Audit* Lon McCain, Chairman† John T. McNabb, II† Timothy G. Taylor	The Audit Committee is appointed by our Board to perform an oversight function. Pursuant to its Charter, the responsibilities of the Audit Committee are:	6	0
	select and oversee our relationship with our independent registered public accounting firm;
	review with our independent registered public accounting firm the scope and results of our annual audit and any other reviews conducted by such firm;
	discuss our earnings releases and guidance with financial management;
	review our financial statements and reports including Forms 10-K and Forms 10-Q as well as any major issues regarding accounting principles;
	review significant financial reporting issues and practices;
	monitor internal control policies and practices;
	establish procedures for receipt, consideration, and treatment of issues raised regarding accounting, internal accounting control or auditing matters;
	review our major financial risk exposures;
	review proposals of related party transactions;
	review and approve internal audit plan and budget;
	approve decisions regarding appointment and removal of chief audit executive; and
	review the effectiveness and performance of our internal audit function.

*

Mr. McCain replaced Mr. Monroe as Chairman of the Audit Committee following the 2019 Annual Meeting of Shareholders and Mr. McNabb joined the Audit Committee following such meeting. Mr. Monroe left the Audit Committee following the 2019 Annual Meeting of Shareholders. Mr. Taylor joined the Audit Committee in connection with his appointment to the Board in November 2019. Mr. Berry left the Audit Committee in December 2019, concurrent with the Board action appointing him as Chief Executive Officer. Following the conclusion of the Annual Meeting the Audit Committee will be composed of the same individuals as indicated above.

†	The Board has determined this individual is an Audit Committee Financial Expert.

Additional Information Regarding the Audit Committee. Pursuant to its Charter, the Audit Committee has the authority to retain outside counsel or other experts to advise the Committee in connection with the exercise of its powers and responsibilities. In discharging its oversight role, the Audit Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company. The Audit Committee meets at least quarterly with our senior management, our director of internal audit and our independent auditors to discuss any matters the Audit Committee or any of these individuals or groups believe should be discussed in private. The Audit Committee makes regular reports to the Board.

In 2019, the Audit Committee discussed the financial information contained in each quarterly and annual SEC filing with the Chief Financial Officer and independent auditors prior to public release.

Name of Committee and Members	Principal Functions of the Committee	Meetings in 2019	Written Consents in 2019

Compensation* John T. McNabb, II, Chairman Lon McCain Mark E. Monroe Timothy G. Taylor

Pursuant to its Charter, the responsibilities of the Compensation Committee are as follows:

   review our compensation philosophy and how our pay programs align with that philosophy;

   review whether risks from our compensation policies and practices are reasonably likely to have a material adverse effect;

   review and make recommendations in connection with “say on pay” votes and the frequency with which we conduct such votes;

   review and administer all compensation plans and provide oversight in connection with grants and awards under such plans;

   oversee the terms of any employment contract or change of control agreement applicable to our officers;

   oversee the drafting of the Compensation Discussion and Analysis portion of our proxy statement;

   oversee awards of stock or other equity compensation to employees;

   review and determine the individual elements of the total compensation of senior executives, including the Chief Executive Officer and recommend Chief Executive Officer compensation for approval by the Board;

   review and make recommendations to the Board with respect to director compensation; and

   oversee our share ownership guidelines applicable to non-employee directors and senior executives, including the Chief Executive Officer.

		6	2

*

Mr. Berry replaced Mr. McCain as Chairman of the Compensation Committee following the 2019 Annual Meeting of Shareholders and Mr. Monroe joined the Compensation Committee following such meeting. Mr. McCain continued serving as a member of the Compensation Committee following the 2019 Annual Meeting of Shareholders. Mr. Taylor joined the Compensation Committee in connection with his appointment to the Board in November 2019. Mr. Berry left the Compensation Committee in December 2019, concurrent with the Board action appointing him as Chief Executive Officer and Mr. McNabb replaced Mr. Berry as Chairman at such time. Following the conclusion of the Annual Meeting the Compensation Committee will be composed of the following individuals: Mr. McNabb (Chairman), Mr. Monroe and Mr. Taylor.

Additional Information Regarding the Compensation Committee. The role the Compensation Committee plays in establishing our executive officer compensation is further described below in “Executive Compensation and Other Information—Compensation Discussion and Analysis.” The Compensation Committee has the authority to retain or terminate consultants, including the authority to approve the consultants’ fees and other retention terms. In 2019, the Compensation Committee employed Longnecker & Associates (“Longnecker”), and Meridian Compensation Partners, LLC (“Meridian”) whose engagements are described in the Compensation Discussion and Analysis section herein.

Name of Committee and Members	Principal Functions of the Committee	Meetings in 2019	Written Consents in 2019

Nominating/ Corporate Governance* Mark E. Monroe, Chairman John T. McNabb, II Harold G. Hamm† Shelly Lambertz†

Pursuant to its Charter, the responsibilities of the Nominating/Corporate Governance Committee are as follows:

   identify individuals qualified to become Board members, recommend those qualified members to the Board, and recommend the director nominees to the Board for each annual meeting of the Company’s shareholders or to fill vacancies on the Board;

   recommend nominees to the Board for each committee of the Board and review committee member qualifications;

   make recommendations to the Board regarding the composition and size of the Board;

   develop and make recommendations to the Board in connection with the director nomination process and other corporate governance matters;

   assess the independence of directors and director nominees;

   develop and recommend to the Board the Corporate Governance Guidelines applicable to the Company;

   lead the Board in its annual review of the Board’s performance;

   provide risk oversight with respect to the areas of responsibility of the Nominating/Corporate Governance Committee set forth in its Charter;

   review succession plans relating to our Chief Executive Officer and the other executive officer positions;

   oversee director continuing education and the orientation program for new directors;

   oversee our legislative affairs activities and any political action committees;

   oversee communications between management and shareholders of the Company relating to corporate governance and;

   review and provide oversight of environmental, social and governance and sustainability issues and risks.

		5	1

*

Mr. Berry left the Nominations/Corporate Governance Committee following the 2019 Annual Meeting of Shareholders. Mr. Monroe replaced Mr. McNabb as Chairman of the Nominations/Corporate Governance Committee in December 2019. Mr. McNabb continued serving as a member of the Nominations/Corporate Governance Committee after Mr. Monroe replaced him as Chairman. Following the conclusion of the Annual Meeting the Nominating/Corporate Governance Committee will be composed of the following individuals: Mr. Monroe (Chairman), Mr. McCain, Mr. McNabb, Mr. Hamm, and Ms. Lambertz.

†	Mr. Hamm and Ms. Lambertz are management directors.

Corporate Governance Guidelines and Communications with the Board

We have adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics in accordance with the rules of the NYSE. We last amended our Corporate Governance Guidelines in February 2020 and our Code of Business Conduct and Ethics in September 2014. The Code of Business Conduct and Ethics is applicable to all employees and directors, including our principal executive, financial, and accounting officers. In addition, each of the standing committees of the Board has a charter which has been approved by the Board. Copies of the Corporate Governance Guidelines, Code of Business Conduct and Ethics, and committee charters are available on our website, www.CLR.com, and a printed copy of any of these documents will be made available to any shareholder requesting one from our Secretary.

Our Corporate Governance Guidelines require our non-management directors to meet in regularly scheduled executive sessions. As Lead Director, Mr. Monroe presided over 4 executive sessions in 2019.

Each year, the Board and its committees perform a self-evaluation. As required by the Company’s Corporate Governance Guidelines, the Nominating/Corporate Governance Committee oversees this process. The performance evaluations solicit input from directors regarding the effectiveness of the Board, its committees and individual directors. The input is sought in order to provide the Board as a whole, as well as individual directors, an opportunity to identify strengths, weaknesses and opportunities for improvement. The Company’s General Counsel has individual conversations with each member of the Board and reviews each director’s responses to questions distributed to the director in advance of the conversation. The General Counsel then summarizes the results of the interviews and presents this information to the Nominating/Corporate Governance Committee. Subject to limited exceptions, the summary is prepared in a manner that assures the content isn’t identifiable as the feedback of any given director. The Nominating/Corporate Governance Committee reviews the summary and ensures the Board is informed of self-evaluation results and recommendations. If appropriate, the Board evaluates the information presented and adopts any recommended improvements determined to be necessary or desirable. The Board believes the process described above is effective and improves the overall function and effectiveness of the Board.

Any shareholder or interested party desiring to communicate or express concerns to us, directors generally, non-management directors or an individual director may do so only by submission in writing to Continental Resources, Inc., Attn: Secretary, 20 N. Broadway, Oklahoma City, Oklahoma 73102, with information sufficient to identify the person submitting the communication or concern, including the name, address, telephone number, and an e-mail address (if applicable), together with information indicating the relationship of such person to us. Our Secretary is responsible for maintaining a record of any such communications or concerns and submitting them to the appropriate person(s) for potential action or response. We will verify the authenticity of any communication or concern before submission. We are not obligated to investigate or submit any anonymous submissions from persons who are not our employees. We have established robust policies in connection with whistleblower complaints submitted by employees and non-employees and we have established procedures designed to ensure we effectively follow such policies.

Although we are a “controlled company” under the listing standards of the NYSE, the Board has voluntarily established a Nominating/Corporate Governance Committee. Our Nominating/Corporate Governance Committee is responsible for assessing the skills and characteristics of Board members and for screening potential Board candidates. While the Nominating/Corporate Governance Committee has no minimum qualifications for candidates, the Committee generally reviews and evaluates both incumbent and potential new directors to achieve diversity of skills and experience among our directors, based on the following criteria set forth in our Corporate Governance Guidelines:

commitment and background to represent shareholder interests;

moral character and integrity;

ability to apply sound business judgment;

independence and freedom from conflicts of interest;

ability to devote time necessary to understand the Company and carry out the duties of a director, including attendance at meetings and consultation on Company matters;

ability to function as a team member and communicate effectively;

professional and personal accomplishments;

understanding of strategic issues;

ability to understand financial matters and read financial statements;

oil and gas exploration and energy experience; and

experience with risk assessment.

Qualified candidates for nomination to the Board are considered without regard to race, color, religion, gender or national origin. The process used by the Nominating/Corporate Governance Committee for identifying and evaluating nominees for the Board consists of reviewing qualifications of candidates suggested by management, other Board members, shareholders, or other sources. In evaluating nominees, the Nominating/Corporate Governance Committee considers whether it has been successful in achieving the desired diversity of skills and experience based on the then current composition of the Board. The Nominating/Corporate Governance Committee will consider recommendations for nomination as a Board member by any shareholder of the Company who is a shareholder of record at the time of giving notice to the Company as provided in the Company bylaws (the “Bylaws”), is entitled to vote on the election of directors at the meeting, and complies with the notice procedures set forth in our Bylaws. Such nominations shall be made pursuant to timely notice in writing to Continental Resources, Inc., Attn: Secretary, 20 N. Broadway, Oklahoma City, Oklahoma 73102.

To be timely, a shareholder’s notice shall be delivered to or mailed and received at our principal executive office (i) with respect to an election of directors to be held at the annual meeting of the shareholders of the Company, not later than ninety (90) days or more than one hundred twenty (120) days prior to the one year anniversary date of the preceding year’s annual meeting of shareholders of the Company; provided, however, if the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after the anniversary of the preceding year’s annual meeting, to be timely, a shareholder’s notice must be so delivered not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made; and (ii) with respect to a special meeting of shareholders called for the purpose of electing one or more directors to the Board, not earlier than the ninetieth (90th) day prior to such special meeting and not later than the close of business on the later of the seventieth (70th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement of the date of the special meeting is first made. Such shareholder’s notice to the Secretary shall set forth (a) as to each person whom the shareholder proposes to nominate for election or re-election as a director, all information relating to the person required to be disclosed in solicitations for proxies for election of directors, or is otherwise required, pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including the written consent of such person to be named in the proxy statement as a nominee and to serve as a director if elected), and (b) as to the shareholder giving the notice (i) the name and address, as they appear on the Company’s books, of such shareholder, and (ii) the class and number of shares of capital stock of the Company that are beneficially owned by the shareholder.

There are no specific minimum qualifications for shareholder nominees. The Company has not previously received nominees from shareholders. All nominees, regardless of source, will be evaluated by the Nominating/Corporate Governance Committee in the same manner and using the same criteria as is used for nominees recommended by the committee.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Messrs. McCain, McNabb, Monroe and Taylor. For a discussion of changes to the composition of the Compensation Committee during 2019, please see the footnote to the table regarding the Compensation Committee appearing on page 13 above. During 2019, there were no interlocking relationships as defined by the SEC.

Certain Relationships and Related

Party Transactions

Policies and Procedures

Our Audit Committee Charter provides the Audit Committee shall review all related party transactions (as defined below) and recommend approval or disapproval to the Board of any such transaction.

The Charter defines a “related party transaction” as a transaction, proposed transaction, or series of similar transactions, in which (a) we are a participant, (b) the amount involved exceeds $120,000 annually and (c) a related person (as defined below) has or will have a direct or indirect material interest. A “related person” is (a) any person who is, or at any time since the beginning of our last fiscal year was, a director, executive officer, or nominee to become a director, (b) a person known to beneficially own 5% or more of any class of our voting securities, (c) an immediate family member of any of the foregoing persons (which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law), and (d) any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee for director or greater than 5% beneficial owner. The Audit Committee considers the adequacy of disclosure and fairness to us of the matters considered.

The Audit Committee has adopted a written policy which includes factors for committee members to consider in exercising their business judgment including (a) terms of the transaction with the related party, (b) availability of comparable products or services from unrelated third parties, (c) terms available from unrelated third parties and (d) the benefits to us. The Audit Committee recommends for approval only those related party transactions that are, in its business judgment, in our best interests and on terms no less favorable to us than we could have achieved with an unaffiliated party.

Transactions

In 2019, we participated in the related party transactions described below, except for certain compensation related matters for Ms. Lambertz and Justin Rangel, which occurred in 2020. Based upon the review and recommendations of our Audit Committee, or of our Board, or other committee thereof in the case of the transactions described in the following sentence, we believe the transactions described below are in our best interests and are on terms no less favorable to us than we could have achieved with an unaffiliated party. Our Audit Committee reviewed and recommended each of the transactions described below except that a Special Committee of the Board reviewed and recommended the registration rights agreement described below under “Registration Rights Agreements—Wheatland Transaction Registration Rights Agreement;” and the full Board reviewed and recommended the registration rights agreement described below under “Registration Rights Agreements—Initial Public Offering Registration Rights Agreement.”

Royalty and Common Ownership

In 2019, we received approximately $300,000 from the Harold G. Hamm Trust (the “Hamm Revocable Trust”), a trust of which Harold G. Hamm, our Executive Chairman, is the trustee and sole beneficiary, for billings on interests owned in various oil and gas wells which we operate. We also disbursed to the Hamm Revocable Trust approximately $400,000 in 2019 for the Hamm Revocable Trust’s share of oil and gas sales attributed to these interests which were received from the purchasers of production. At December 31, 2019, approximately $123,000 was due from the Hamm Revocable Trust and approximately $32,000 was due to the Hamm Revocable Trust.

Aircraft Related Matters

From time to time, we have used the aircraft of Transwestern Transports, LLC (“Transwestern”), an entity owned by Mr. Hamm, to facilitate efficient transportation of personnel. In 2019, we paid Transwestern approximately $426,000 for use of its aircraft and reimbursement of expenses and owed approximately $38,000 to Transwestern at December 31, 2019.

Registration Rights Agreements

Initial Public Offering Registration Rights Agreement. In connection with the closing of our initial public offering in May 2007, we entered into a registration rights agreement with the Hamm Revocable Trust and the two irrevocable trusts established for the benefit of Mr. Hamm’s children pursuant to which we granted to the trusts certain demand and “piggyback” registration rights. The Hamm Revocable Trust and the two irrevocable trusts identified above transferred the securities subject to this registration rights agreement to the Family LLC in September 2015 (the “September Transfer”). As a result, the rights of the Hamm Revocable Trust and the two irrevocable trusts under this registration rights agreement may be assigned to the Family LLC at the direction of these entities. Under the registration rights agreement, each holder of securities covered by the registration rights agreement has the one time right to require us to file a registration statement for the public sale of all or part of the shares of Common Stock owned by it at any time if at least six months have passed since the last demand registration statement. In connection with a demand by any such holder, the non-demanding parties have the right to participate in such registration process. However, in the event securities are to be sold in an underwritten offering pursuant to such demand registration statement and the managing underwriter thereof advises the participants the amount of securities to be offered thereby should be limited, such limitation shall be satisfied first from the securities allocated to participants other than the demanding party.

If we sell any shares of our Common Stock in a registered underwritten offering, each holder of securities covered by the registration rights agreement has the right to include its shares in that offering. The underwriters of any such offering have the right to limit the number of shares to be included in such sale. We will pay all expenses relating to any demand or piggyback registration, except for underwriters’ or brokers’ commissions or discounts. The securities covered by the registration rights agreement will no longer be registrable under the registration rights agreement if they have been sold to the public either pursuant to a registration statement or under Rule 144 promulgated under the Securities Act of 1933, as amended.

Wheatland Transaction Registration Rights Agreement. In March 2012, the Company entered into a Reorganization and Purchase and Sale Agreement (the “Purchase and Sale Agreement”) with Wheatland Oil Inc. (“Wheatland”) and the shareholders of Wheatland. Wheatland was owned 75% by the Hamm Revocable Trust and 25% by Jeffrey B. Hume, the Company’s Vice Chairman of Strategic Growth Initiatives.

Pursuant to the Purchase and Sale Agreement, we entered into a registration rights agreement granting the Hamm Revocable Trust and Mr. Hume registration rights for the shares of Common Stock they received, at the direction of Wheatland, upon the closing of the acquisition (the “Registrable Securities”). The Hamm Revocable Trust transferred the Registrable Securities held by it to the Family LLC as part of the September Transfer. As a result, the rights of the Hamm Revocable Trust under this registration rights agreement may be assigned to the Family LLC at the direction of the Hamm Revocable Trust and Family LLC. Under the registration rights agreement, each holder of Registrable Securities has demand and “piggyback” registration rights. The demand rights enable each of the holders of Registrable Securities to require us to register their respective shares of Registrable Securities with the SEC at any time, subject to certain limited exceptions, including the requirement that the aggregate proceeds from the demand registration exceed $40 million (net of underwriting discounts and commissions) and the Company is not required to effect more than four demand registrations in any three-year period. The piggyback rights allow each of the holders of Registrable Securities to register their Registrable Securities along with any shares we register with the SEC. These registration rights are subject to customary conditions and limitations, including the right of the underwriters of an offering to limit the number of shares.

Shelly Lambertz Compensation

During 2019, in connection with her service as the Company’s Vice President, Human Resources, Ms. Lambertz received the following compensation: (i) annual base pay of approximately $267,000, with an annual cash incentive bonus target of 40% of her annual base pay; (ii) a target annual stock grant value of $300,000; and (iii) participation in the Company’s benefits programs on terms consistent with the Company’s standard practices for employees hired at Ms. Lambertz’s level. When employees are hired they typically receive a stock grant equivalent to three years of their annual target value, vesting ratably over a three-year period. The value of the stock awarded to Ms. Lambertz in connection with her employment, in 2018, was consistent with the Company’s typical practice. In February of 2019, Ms. Lambertz received an award of 2,193 shares of restricted Common Stock, vesting February 2022. The total number of shares of restricted Common Stock held by Ms. Lambertz at December 31, 2019 was 12,439 shares. Ms. Lambertz is the daughter of Mr. Hamm.

In February, 2020, Ms. Lambertz was promoted to Chief Culture Officer and Senior Vice President, Human Resources. In connection with her promotion, Ms. Lambertz received the following compensation: (i) annual base pay of $308,000, with an annual cash incentive bonus target of 50% of her annual base pay; (ii) a target annual stock grant value of $550,000; and (iii) participation in the Company’s benefits programs on terms consistent with the Company’s standard practices for employees hired at Ms. Lambertz’s level. Ms. Lambertz also received an additional aggregate amount of $180,375 added to existing restricted stock awards vesting from 2020 to 2022, with $18,000, $13,500, $90,000, $31,500 and $27,375 in value being added to the shares vesting in each of May 2020, November 2020, May 2021, November 2021, and February 2022, respectively. The grant related to the additional amount described above was made in February 2020. Due to the current economic environment, Ms. Lambertz has elected to forego any increase in her base salary resulting from her promotion effective March 8, 2020, for an indefinite period.

Justin Rangel Compensation

In January 2020, Justin Rangel, the son of Ramiro Rangel, one of our executive officers, joined the Company as a crude oil scheduler. The compensation package awarded to Mr. Rangel in connection with his employment is as follows: (i) annual base pay of $84,500, with an annual cash incentive bonus target of 15% of his annual base pay; (ii) a target annual stock grant value of $14,000; and (iii) participation in the Company’s benefits programs on terms consistent with the Company’s standard practices for employees hired at Mr. Rangel’s level. When employees are hired they typically receive a stock grant equivalent to three years of their annual target value, vesting ratably over a three-year period. Mr. Rangel has received such a grant. The value of the stock awarded to Mr. Rangel in connection with his employment was consistent with the Company’s typical practice.

Director Compensation

General

The Compensation Committee reviews annually the total compensation paid to our non-employee directors. The purpose of the review is to ensure the level of compensation is appropriate to attract and retain a diverse group of directors with the breadth of experience necessary to perform our Board’s duties, and to fairly compensate our directors for their service. This review includes consideration of qualitative and quantitative factors. To ensure directors are compensated relative to the scope of their responsibilities, the Compensation Committee considers: (a) the time and effort involved in preparing for Board, committee and management meetings and the additional duties assumed by committee chairs; (b) the risks associated with serving on the Board; and (c) the compensation paid to directors at a peer group of companies as reported by the Compensation Committee’s compensation consultant.

2019 Director Compensation Table

The following table summarizes the compensation of non-employee directors for the year ended December 31, 2019:

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)(3)	Total ($)

William B. Berry	$100,188	—	$100,188

Lon McCain	97,306	—	97,306

John T. McNabb, II	94,598	—	94,598

Mark E. Monroe	99,975	—	99,975

Timothy G. Taylor(4)	10,744	$120,186	130,930

(1)

This table lists the individuals who served as non-employee directors during 2019. Mr. Berry served as a non-employee director through December 31, 2019. On January 1, 2020, Mr. Berry commenced service as the Company’s Chief Executive Officer and his status as a non-employee director terminated and he continues to serve as an employee director. Directors who are also full-time employees receive no compensation for serving as directors. As a result, the compensation information for Mr. Hamm and Ms. Lambertz is not reported in the table above. Mr. Hamm’s compensation for his service as an employee during 2019 is fully reported within the Summary Compensation Table at page 36. A summary of Ms. Lambertz’s compensation as our Vice President, Human Resources during 2019 and the compensation package associated with her promotion to Chief Culture Officer and Senior Vice President, Human Resources in February 2020 appears in “Certain Relationships and Related Party Transactions—Shelly Lambertz Compensation” at page 18.

(2)

The amounts in this column represent the aggregate grant date fair value for grants in fiscal year 2019 computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (“ASC Topic 718”), disregarding the estimate of potential forfeitures. See “Equity-Based Compensation” below. A discussion of the grant date fair value calculation can be found in Note 13 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC. Mr. Taylor received a stock award of 3,887 restricted shares of Common Stock in connection with his appointment to the Board in November 2019, which vests May 15, 2020. Other than Mr. Taylor, none of the directors listed in the table above received a stock award in 2019. This was due to a decision by the Board to transition stock awards to non-employee directors away from stock awards which vest three years from the grant date to awards which vest one year from the grant date. As a result, it is anticipated that other than Mr. Taylor, each of the directors listed above will receive their next stock award in May 2021, assuming continued service on the Board. The Board made the decision to transition away from stock awards with three year vesting, in order to align director compensation with year-long terms, and in anticipation of shareholder approval of the Declassification Proposal.

(3)

The following restricted stock awards were outstanding as of December 31, 2019: Mr. McCain, 9,586 shares; Mr. McNabb, 9,586 shares; Mr. Monroe, 9,586 shares; and Mr. Taylor, 3,887 shares. In connection with Mr. Berry’s transition to serving as our Chief Executive Officer, the non-vested shares awarded to Mr. Berry in relation to his service as a non-employee director were vested pro-rata to reflect such service through December 31, 2019, with any shares not vested being forfeited. As a result, Mr. Berry did not have any outstanding restricted stock awards on December 31, 2019. Unvested shares receive cash dividends at the same rate as other shareholders and all non-employee directors receive payment in connection with accrued dividend payments at the time the shares related to any accrued dividends vest.
(4)	Mr. Taylor was appointed to the Board in November 2019 and the fees and stock awards reported in the table above reflect his appointment at such time.

We reimburse all directors for reasonable out-of-pocket expenses incurred in connection with their services as directors in accordance with our general expense reimbursement policies. Non-employee directors may participate in our medical and dental benefit programs, which are available to all full-time employees, as well as the Company’s non-qualified deferred compensation program (“DCP”). No non-employee director participated in the DCP during 2019. Information regarding Mr. Hamm’s participation in the DCP can be found in the 2019 Nonqualified Deferred Compensation Table on page 38.

2019 Retainers / Fees

During 2019, the amount of the base annual retainer was $60,500. The amount of the annual retainer paid to the chair of the Audit Committee was $25,000; the amount of the annual retainer paid to the chair of the Compensation Committee was $15,000; and the amount of the annual retainer paid to the chair of the Nominating/Corporate Governance Committee was $16,000. During 2019, the annual retainer for Audit Committee members was $21,875; the annual retainer for Compensation Committee members was $11,765; and the annual retainer for Nominating/Corporate Governance Committee members (except for Mr. Hamm and Ms. Lambertz) was $10,765. The retainer structure described in this paragraph remains in effect as of April 2, 2020.

Any applicable annual retainer was paid quarterly on a pro-rata basis and the amounts appearing in the table above reflect the retainer rate applicable to the quarter in which it was paid.

During 2019, the amount of the annual retainer for the position of Lead Director was $12,000 and this rate remains in effect as of April 2, 2020.

Equity-Based Compensation

In addition to cash compensation, we have awarded and intend to continue to award restricted Common Stock to each of our non-employee directors, as described in Footnote 2 to the 2019 Director Compensation Table on page 20. On November 20, 2019, Mr. Taylor received a grant of 3,887 shares; which vests on May 15, 2020; in connection with his appointment to the Board as a non-employee director. Historically, we have granted each non-employee director shares of restricted stock annually, with such shares vesting three years after the date of grant. The Board is transitioning stock awards to non-employee directors away from shares which vest three years from the grant date to shares which vest one year from the grant date. The Board made the decision to transition away from stock awards with three year vesting, in order to align director compensation with year-long terms, in anticipation of shareholder approval of the Declassification Proposal. The number of shares of any future award will be impacted by the value of our stock at the time of the award and other relevant factors. Through the grant of equity-based compensation, we are able to align a portion of our non-employee directors’ compensation with the performance of our Common Stock.

We have adopted a Common Stock ownership requirement for non-employee directors. Each non-employee director is required to own shares of our Common Stock with a market value equal to at least five times the base annual retainer. In addition, we have a policy which prohibits certain employees and directors from holding our securities in a margin account or pledging our securities as collateral, unless permission is received from our General Counsel in writing. We also have a policy that prohibits non-employee directors from engaging in transactions which may hedge the value of our securities held by them. For a more detailed discussion of the policy described in the prior sentence, see “Hedging Policy” on page 35 below.

Until the stock ownership guideline is achieved, each non-employee director is required to retain 100% of the shares received as a result of restricted shares granted under our 2005 Long-Term Incentive Plan (the “2005 Plan”) and/or 2013 Long-Term Incentive Plan (the “2013 Plan”). The stock ownership calculation is determined as of December 31 each year based upon the average closing price of the Common Stock for the year compared to the non-employee director’s base annual retainer as of such date. Shares owned directly by, or held in trust for, the non-employee director or his or her immediate family members residing in the same household and unvested restricted shares are included in the calculation. The Compensation Committee reviewed the non-employee directors’ stock ownership and determined as of December 31, 2019, each non-employee director was in compliance with the stock ownership guidelines. The Compensation Committee also determined as of December 31, 2019, Mr. Berry held sufficient shares to satisfy the ownership requirement applicable to non-employee directors.

Executive Compensation and Other

Information

Information About Our Executive Officers

Our current executive officers are named below:

Name	Age	Position
Harold G. Hamm	74	Executive Chairman
William B. Berry	67	Chief Executive Officer
Jack H. Stark	65	President and Chief Operating Officer
Jeffrey B. Hume	68	Vice-Chairman, Strategic Growth Initiatives
John D. Hart	52	Senior Vice President, Chief Financial Officer and Treasurer
Steven K. Owen	64	Senior Vice President, Land
Eric S. Eissenstat	62	Senior Vice President, General Counsel, Chief Risk Officer and Secretary
Patrick W. Bent	64	Senior Vice President, Operations
Ramiro F. Rangel	63	Senior Vice President, Marketing

The information appearing in the table above is as of April 2, 2020.

For a description of the business background and other information concerning Messrs. Hamm and Berry see “Proposal 1: Election of Directors—General” above.

Jack H. Stark	has served as our President and Chief Operating Officer since January 2020. Prior to his appointment as President and Chief Operating Officer, he served as our President from September 2014 to December 2019. He also served as the Company’s Chief Operating Officer from September 2014 to May 2017. Prior to his appointment as President and Chief Operating Officer, Mr. Stark served as our Senior Vice President of Exploration from May 1998 to September 2014. He joined the Company in June 1992 as Vice President of Exploration and served on the Board from May 1998 until his term expired in May 2008. Prior to joining us, Mr. Stark was Exploration Manager for the Western Mid-Continent Region for Pacific Enterprises from 1988 to 1992 and held various staff and middle management positions with Cities Service Company, Texas Oil and Gas and Western Nuclear from 1978 to 1988. Mr. Stark holds a Master of Science in Geology from Colorado State University and is a member of the American Association of Petroleum Geologists, The Petroleum Alliance of Oklahoma, Rocky Mountain Association of Geologists, Houston Geological Society and the Oklahoma City Geological Society.

Jeffrey B. Hume	became our Vice Chairman of Strategic Growth Initiatives in June 2012. He previously served as our President from November 3, 2009 until June 2012. From November 2008 to June 2012, Mr. Hume also served as our Chief Operating Officer after serving as our Senior Vice President of Operations since November 2006. He was previously appointed as Senior Vice President of Resource and Business Development in October 2005, Senior Vice President of Resource Development in July 2002, and served as Vice President of Drilling Operations from 1996 to 2002. Prior to joining us in May 1983 as Vice President of Engineering and Operations, Mr. Hume held various engineering positions with Sun Oil Company, Monsanto Company, and FCD Oil Corporation. Mr. Hume is a Registered Professional Engineer and member of the Society of Petroleum Engineers, The Petroleum Alliance of Oklahoma, and the Oklahoma and National Professional Engineering Societies. Mr. Hume graduated from Oklahoma State University with a Bachelor of Science in Petroleum Engineering Technology.

John D. Hart	joined us as Vice President, Chief Financial Officer and Treasurer in November 2005. He was promoted to Senior Vice

President in May 2009. Prior to joining us, he was a Senior Audit Manager with Ernst & Young LLP. Mr. Hart was employed by Ernst & Young LLP from April 1998 to November 2005 and by Arthur Andersen LLP from December 1991 to April 1998, working with numerous public companies in a wide variety of securities and exchange matters and capital markets activities. He is a member of the American Institute of Certified Public Accountants and The Petroleum Alliance of Oklahoma. Mr. Hart serves on the executive board of the Greater Oklahoma City Chamber of Commerce, and the boards of directors of the Petroleum Club of Oklahoma City and the Myriad Gardens Foundation. Additionally, he serves on the Casady School Board of Trustees and the Oklahoma State University Foundation Board of Governors. Mr. Hart is a Certified Public Accountant and received a Bachelor of Science in Accounting and Finance and a Master’s of Science in Accounting from Oklahoma State University.

Steven K. Owen	joined us as Senior Vice President, Land in September 2010. He came with three decades of experience in land management, including exploration, exploitation, acquisition and maintenance of oil and gas assets. He has worked extensively in many oil and gas plays across the United States. Prior to joining the Company, Mr. Owen served as Land Manager for Pioneer Natural Resources USA, Inc. from 1987 to 2010 where he managed the Permian Basin and Mid-Continent Divisions. He is a member of the American Association of Petroleum Landmen. Mr. Owen earned his Bachelor of Arts from Emporia State University in Kansas with concentrations in Business Law, Oil and Gas Law and Biology.

Eric S. Eissenstat	joined us as Senior Vice President and Chief Legal Officer in December 2010. In August 2011, his title was changed to Senior Vice President, General Counsel and Secretary and in May 2014 his role was expanded to include the position of Chief Risk Officer. He joined the Company with 27 years of experience in complex business and commercial matters, oil and gas, and litigation. Prior to joining the Company, he served as director with Fellers, Snider, Blankenship, Bailey & Tippens, P.C. in Oklahoma City from 1983 to 2010. Mr. Eissenstat is a Fellow of the Litigation Counsel of America, has received numerous awards and honors for his work in the legal profession, has held leadership positions in the Oklahoma Bar Association and Oklahoma County Bar Association, and is a member of The Petroleum Alliance of Oklahoma. Mr. Eissenstat serves on the board of directors of Leadership Oklahoma City, YMCA of Greater Oklahoma City, Downtown Oklahoma City, and Skyline Urban Ministry. He also serves as a Trustee for United Way of Central Oklahoma. Mr. Eissenstat earned his Bachelor of Science with honors in Political Science from Oklahoma State University, where he was selected as a 2016 Distinguished Alumni, and his Juris Doctor with honors from the University of Oklahoma where he was awarded Order of the Coif.

Patrick W. Bent	is Senior Vice President, Operations, a position he has held since June 2019. Prior to this, Mr. Bent served as Senior Vice President, Drilling, from November 2015 to June 2019 and as Vice President, Northern Region Drilling and Completions from March 2014 to November 2015. Mr. Bent joined Continental as Vice President, Drilling and served in this capacity from August 2012 to March 2014. From 2006 until he joined Continental in August 2012, Mr. Bent served as the General Manager of Implementation for Burlington Resources and subsequently as Manager of Implementation for ConocoPhillips’ San Juan Basin Unit in New Mexico, one of ConocoPhillips’ largest business units. Mr. Bent has more than 37 years of industry experience in petroleum engineering and operations. Mr. Bent earned his B.S. degree in Petroleum Engineering from the University of Wyoming in 1980.

Ramiro F. Rangel	is Senior Vice President, Marketing, a position he has held since February 2020. Prior to this, he served as our

Senior Vice President, Marketing and Human Resources, from August 2018 to February 2020 and as Senior Vice President, Marketing from March 2016 to August 2018. Before his promotion to Senior Vice President, he served as Vice President, Gas Marketing from August 2015 to March 2016. Prior to joining the Company, Mr. Rangel was Senior Vice President, Gathering & Processing from April 2014 until May 2015 with Enable Midstream Partners, LP (“Enable”) and was Vice President of Commercial Operations from October 2007 to April 2014 with Enogex LLC, Enable’s predecessor company. Mr. Rangel has more than 35 years of experience with operations, finance, strategy and other areas in the energy industry. Mr. Rangel holds a BBA in Finance, with Honors, from The University of Texas at Austin, and an MBA, with Honors, from The University of Tulsa. Mr. Rangel is on the Board of Oklahoma Energy Explorers and a member of Oklahoma Independent Producers’ Association.

Compensation Discussion and Analysis

The purpose of this Compensation Discussion and Analysis is to explain the Company’s and Compensation Committee’s approach to determining the compensation program for the Company’s Chief Executive Officer, Chief Financial Officer and the other named executive officers appearing in the tables following this discussion (“NEOs”) and to discuss how the 2019 compensation package for these executives was determined. Following this discussion are tables that include compensation information for the NEOs. The NEOs for 2019 are as follows:

Harold G. Hamm, Executive Chairman (During 2019 Mr. Hamm was Chairman of the Board and Chief Executive Officer);

Jack H. Stark, President and Chief Operating Officer (During 2019 Mr. Stark was President);

John D. Hart, Senior Vice President, Chief Financial Officer and Treasurer;

Eric S. Eissenstat, Senior Vice President, General Counsel, Chief Risk Officer and Secretary; and

Patrick W. Bent, Senior Vice President, Operations

Although Mr. Berry is currently serving as our Chief Executive Officer, he did not assume that role until the 2020 year, therefore he not deemed to be a “named executive officer” pursuant to SEC rules for the 2019 year.

Executive Summary

Company Compensation Philosophy and Components	Because we operate in a highly competitive environment, we have designed our executive compensation program to attract, retain and motivate experienced, talented individuals. We also designed our executive compensation program to reward our executives for achieving the strategic and business objectives determined to be important to help the Company create and maintain advantage in a competitive environment.

In determining individual compensation, we consider the performance of the Company against specific operational and financial factors determined to be relevant for the period in question. We consider competitive market compensation paid by other companies comparable to us in size, geographic location and operations. We maintain and incorporate flexibility into our compensation programs and in the assessment process, which we believe is particularly important in the current commodity price environment, which remains volatile. As such, we do not apply rigid formulas in determining the amount and mix of compensation elements.

In 2019, the Compensation Committee evaluated how the following elements (collectively, the “Primary Compensation Elements”) of our compensation program compare to similar compensation awarded by the then current compensation survey group, with the Compensation Committee considering how the elements of our compensation compare to the target percentiles indicated below. The 2019 target levels were designed to emphasize compensation elements whose value depends on Company performance, with the opportunity for compensation between the 50th and 75th percentiles, while aligning the fixed compensation element, base salary, with the 50th percentile.

Base salary – fixed cash component – generally set at the 50th percentile;

Cash bonus – short-term, variable cash component based on Company and individual performance—individual targets generally set between the 50th and 75th percentile; and

Long-term incentive equity awards – equity component with vesting periods designed to align the interests of executive and shareholders – generally set between the 50th and 75th percentile.

Based on the strength of 2018’s accomplishments, the need to ensure the Company’s compensation remains competitive with its industry peers and a review of the information customarily provided in connection with the compensation process, the Compensation Committee determined it was appropriate to adjust salaries in 2019. Bonus payments were also made with respect to 2019 based on the Company’s strong financial and operational performance. In determining the final Company performance factors to be used in the bonus calculation, the Compensation Committee considered the Company’s performance with respect to the seven bonus pool metrics and the additional factors described below in the discussion of the 2019 bonus. After considering these items, the Compensation Committee determined a Company performance factor of 123% appropriately reflected a balance of (x) the strong results achieved in connection with five of the seven bonus pool metrics and (y) the Committee’s assessment of the Company’s performance with respect to the additional factors described below.

Company Performance	Highlights of the Company’s 2019 performance include:

Initiated cash dividend to shareholders.

Initiated a share repurchase program and repurchased approximately $190.2 million of Common Stock in 2019.

Achieved full-year 2019 production growth of 14% compared to 2018.

Net cash provided by operating activities for 2019 totaled $3.1 billion.

In 2019, reduced total debt by $442 million.

Year-end 2019 proved reserves increased 6% (adjusted for 2019 divestitures) compared to year-end 2018.

Continued to exercise capital discipline, reducing non-acquisition capital expenditures by 6% in 2019 compared to 2018.

Maintained low-cost operations with production expenses of $3.58 per Boe and G&A expenses of $1.57 per Boe for 2019.

A discussion of the Company’s performance with respect to the metrics used for the Company’s 2019 annual cash bonus plan appears under the heading, “Annual Cash Bonus” below.

Compensation Actions	The following is a summary of the material compensation decisions made by the Compensation Committee for 2019:

Base Salary – The base salaries of our NEOs were adjusted, in conjunction with our standard annual cycle, on average, 4.08% during 2019, based on the Company’s strong 2018 performance (salary adjustments occurred in February 2019).

Cash Bonus – For 2019, the individual bonus target levels for Mr. Hamm, Mr. Stark, Mr. Hart, and Mr. Eissenstat remained as set in 2018. The Compensation Committee did not adjust the bonus target levels for these individuals as their existing targets were both competitive by comparison to the defined survey group as well as internally equitable. Mr. Bent’s bonus target level was adjusted in June 2019 in connection with the change in his title from Senior Vice President, Drilling to Senior Vice President, Operations, as a result of the increase in the extent of his responsibilities for production related matters associated with the change in title. The targets for 2019 are set forth in the table below.

Name	2019 Bonus Target

Harold G. Hamm	150%

Jack H. Stark	100%

John D. Hart	100%

Eric S. Eissenstat	80%

Patrick W. Bent	80%

Long-term incentive equity awards – In February 2019, long-term incentive equity awards of restricted stock were made to each of our NEOs, with three-year cliff vesting at a level generally consistent with the targeted percentiles described above. Mr. Bent also received an award of restricted stock in August 2019 in connection with the change in his title and in consideration of his increased responsibilities for oversight of production related matters.

In addition, awards made to each of the NEOs also reflected the Compensation Committee’s evaluation of the performance of each of the NEOs with respect to the 2019 Performance Factors (as defined below) and other factors described below in connection with the discussion of each of the Primary Compensation Elements.

The following charts illustrate the various components of total annual compensation for our Chief Executive Officer and the other NEOs as a group, and reflect the following: (i) annual base salary paid for 2019; (ii) the cash bonus for 2019 paid in February 2020; (iii) the grant date fair value of the long-term equity incentive awards granted in 2019 (which is the value of the awards based on accounting principles on the date of grant, and not necessarily reflective of the amounts the NEOs may receive at the time of settlement); and (iv) the other compensation for each NEO included in the Summary Compensation Table below.

Key Executive Compensation Policies and Practices	Key executive compensation policies and practices include:

Independent compensation consultants engaged by the Compensation Committee;

No individual employment agreements;

Majority of compensation is restricted stock awards with vesting periods designed to align interests of executives and shareholders;

Clawback policy applies to all executive officers;

Robust stock ownership requirements – 5x of base salary for the Executive Chairman, Chief Executive Officer and President and 3x of base salary for the other executive officers;

Industry-related peer compensation data considered in establishing compensation;

Minimal perquisites; and

Hedging of Company securities by executive officers is not allowed.

Executive Compensation Philosophy

We operate in a highly competitive environment for securing trained and qualified personnel. We believe the loss of the services of members of our senior management could impact on our operations. Accordingly, we have designed our executive compensation program to attract, retain and motivate experienced, talented individuals to achieve our primary business goals, using the business strategies discussed in greater detail in our Annual Report on Form 10-K. We have also designed our executive compensation program to reward our executives for achieving the strategic and business objectives determined to be important to help the Company create and maintain an advantage in a competitive environment. Specifically, the Primary Compensation Elements of our executive compensation program are designed to reward the achievement of these objectives by:

providing objective-driven compensation opportunities that incentivize executives to achieve superior results for the Company and its shareholders;

aligning compensation with the Company’s short- and long-term business objectives; and

emphasizing the use of equity-based compensation to motivate the long-term retention of executives and align their interests with those of shareholders.

We do not apply rigid formulas in determining the amount and mix of compensation elements. For 2019 cash bonuses paid in February 2020, we considered the achievement of financial and operational goals only as part of establishing the aggregate bonus pool from which bonuses were paid to the NEOs and in connection with the determination of the Company multiplier described below in the discussion of the annual cash bonus. In connection with establishing the size of the aggregate bonus pool and determining the final Company multiplier, the Compensation Committee considered the Company’s performance with respect to the seven bonus pool metrics and the additional factors described below in the discussion of the 2019 bonus. After considering these items, the Compensation Committee determined a Company performance factor of 123% appropriately reflected a balance of (x) the strong results achieved in connection with five of the seven bonus pool metrics and (y) the Committee’s assessment of the Company’s performance with respect to the additional factors. During 2019, in determining individual compensation, we considered the performance of the Company against the following specific financial and operational factors: net cash provided by operating activities, return on capital employed, production growth, relative total shareholder return, reserve growth, health, safety and environmental performance, and proved developed finding and development cost per barrel of oil equivalent, as well as the Company’s performance against the key strategic and other initiatives described below in the discussion of the annual cash bonus, which were determined to be consistent with the Committee’s expectations (the “2019 Performance Factors”). We consider competitive market compensation paid by other companies comparable to us in size, geographic location and operations, but do not exclusively rely on such data to determine compensation for the NEOs. We maintain flexibility with respect to our compensation programs and the assessment process. This approach allows us to adjust to an evolving business environment and account for individual performance, which we believe is particularly important in the current dynamic commodity price environment. The total compensation of the Chief Executive Officer, which is significantly higher than our other NEOs, is commensurate with his role in the founding and development of the Company as well as leading the future success of the Company.

Compensation Setting Process

Role of Compensation Committee	The Compensation Committee is responsible for overseeing and administering all aspects of our benefit and compensation plans, and programs for our executive officers. The Compensation Committee annually reviews and determines the individual elements of total compensation of the NEOs who appear in the compensation tables of this Proxy Statement as well as our other executive officers. Because our compensation programs are relatively simple, and we do not have complex equity plans or significant change in control or severance obligations, the Compensation Committee does not use tally sheets in analyzing the compensation of our NEOs, but does review each element of compensation as described in this Proxy Statement in evaluating and approving the total compensation of each of our NEOs. When making awards with respect to each element of our compensation program, the Compensation Committee considers how the award of that particular element will impact the overall compensation package awarded to each NEO. As a result, the award made with respect to each element of our compensation program may be impacted by the awards made with respect to the other elements of our compensation program.

In general, the Compensation Committee evaluates how the Primary Compensation Elements of our compensation program compare to similar compensation awarded by the then current compensation survey group. Although the Compensation Committee’s general approach is to award each element of compensation to align as closely as possible to the percentiles indicated above, the Compensation Committee considers an individual executive officer’s performance and the external business environment, and any final compensation reflects the Compensation Committee’s discretion. The Compensation Committee believes targeting base salary at the 50th percentile and cash bonus between the 50th and 75th percentile results in competitive cash compensation while preserving considerable upside potential in connection with cash bonus awards should Company and individual executive performance merit a higher bonus. The Committee believes targeting long-term incentive equity awards between the 50th and 75th percentile helps align overall pay with shareholder interests, by putting greater weight on an element of compensation which directly reflects the performance of the Company. Additional detail regarding the actions of the Compensation Committee with respect to each of the Primary Compensation Elements appears in the discussion of “Elements of Compensation” below.

At the 2019 Annual Meeting, shareholders approved through a non-binding advisory vote, the compensation of our named executive officers. Following the 2017 Annual Meeting, the Board determined to hold an advisory shareholder vote on the compensation of the Company’s named executive officers annually. This pattern will continue until the next required advisory vote on the frequency of shareholder votes on the compensation of executives, which will occur no later than our Annual Meeting of Shareholders in 2023. The Compensation Committee views the 98% vote in favor of approving the compensation of the Company’s named executive officers received in 2019 as a validation of the Company’s approach to executive compensation and determined, subject to the modifications discussed below, it was appropriate to continue structuring the compensation of the Company’s NEOs consistent with its compensation philosophy. A non-binding advisory vote will be conducted again in connection with the Annual Meeting.

During 2019, the Compensation Committee primarily considered the individual performance of our NEOs with regard to 2019 Performance Factors in the determination of each officer’s compensation. Variations in individual awards made to each of the NEOs are impacted by the Compensation Committee’s evaluation of a given NEO’s performance with respect to such factors. In addition, in 2019, with respect to all elements of compensation other than the bonus for 2019 paid in February 2020, the Compensation Committee considered input provided by our Chief Executive Officer and President as described under “Role of Management” below and this process also drives variation in individual awards made to each of the NEOs, with respect to such compensation. Starting January 1, 2020, Mr. Hamm assumed the role of Executive Chairman. As a result, the Committee considered input provided by the Executive Chairman, in addition to the input provided by our Chief Executive Officer and President and Chief Operating Officer with respect to the bonus for 2019 paid in February 2020. It is expected that in 2020, the Executive Chairman will provide input regarding the compensation to be paid to our executive officers by reviewing the recommendations made by our Chief Executive Officer and President and providing feedback with respect to such recommendations.

Role of Management	Since the Family LLC which is managed by Mr. Hamm, and in which he has a substantial interest, beneficially owns a substantial majority of our outstanding shares of Common Stock and since Mr. Hamm was our Chief Executive Officer during 2019, he provided the Compensation Committee a significant amount of input regarding the compensation of our executive officers (other than himself). Mr. Hamm assumed the role of Executive Chairman January 1, 2020, and provided input in that capacity with respect to the bonus for 2019 paid in February 2020, as described above under “Role of Compensation Committee.” Mr. Hamm’s expected role in connection with the executive officer compensation process for 2020 is also described above under “Role of Compensation Committee.”

For 2019 related compensation, the Compensation Committee, as well as our Chief Executive Officer and our President, reviewed the Longnecker report described below regarding the analysis of market compensation. Our Chief Executive Officer and our President were then responsible for making recommendations of compensation for individual executive officers of the Company, other than themselves. During 2019, with respect to each of our Chief Executive Officer and our President, our President and our Chief Executive Officer, respectively and individually, made recommendations for the other executive officer’s compensation amounts, with the exception of the 2019 bonus paid in February 2020. With respect to the 2019 bonus, our Executive Chairman, Chief Executive Officer and President made recommendations for the other executive officer’s bonus amounts. The Executive Chairman, since he served as Chief Executive Officer during 2019, and Mr. Berry, our current Chief Executive Officer made a joint recommendation with respect to our President and Chief Operating Officer’s 2019 bonus. Our current Chief Executive Officer and our President and Chief Operating Officer made a joint recommendation with respect to our Executive Chairman’s 2019 bonus, which reflects our Executive Chairman’s service as our Chief Executive Officer during 2019. In making recommendations for executive officer compensation, our Executive Chairman, Chief Executive Officer and our President and Chief Operating Officer primarily relied on the Longnecker report, but also take into account other factors including, but not limited to, the following:

the overall performance of the Company;

the executive’s contribution to the overall performance of the Company;

the executive’s business responsibilities;

the executive’s compensation relative to other executives;

the executive’s current compensation arrangements; and

the executive’s contribution to enhancing the ability of the Company to generate long-term shareholder value.

During 2019, once our Executive Chairman, Chief Executive Officer and President made their compensation recommendations as described above, the Compensation Committee reviewed their recommendations and decided whether to make any changes in order to adequately meet our compensation objectives and approach on an individual basis. No adjustments were made to our Executive Chairman’s compensation (for service as our Chief Executive Officer during 2019) by the Board after his compensation was set by the members of the Compensation Committee. The independent members of our Board unanimously affirmed the cash bonus award and other compensation set by the Compensation Committee for our Executive Chairman, in respect of his service as our Chief Executive Officer during 2019.

Role of the Compensation Consultants	Through September 2019, the Compensation Committee retained the services of an independent compensation consulting firm, Longnecker. Longnecker reported directly to the Compensation Committee. During 2019, Longnecker provided an analysis of market compensation for directors and executive officers based upon its review of compensation paid by exploration and production companies comparable to us in terms of revenues, total assets, geographic location and market capitalization. This analysis was contained in the report referred to above in the discussion appearing under the heading “Role of

Management” and was used by the Compensation Committee, our then Chief Executive Officer and President as described in that discussion. During 2019, Longnecker provided no services other than the director and executive officer compensation studies requested by the Compensation Committee, except for analysis of market compensation with respect to a limited number of positions on an ad hoc basis, resulting in total fees of less than $120,000.

Starting October 2019, the Compensation Committee also retained the services of an independent compensation consulting firm, Meridian. Meridian reports directly to the Compensation Committee. During 2019, Meridian provided analysis regarding executive officer compensation. The results of the analysis were summarized for the Compensation Committee in order to provide a year-end market assessment. Since the purpose of Meridian’s engagement was to provide compensation recommendations for 2020 and beyond, none of the information communicated to the Compensation Committee impacted the bonus program or any individual awards relevant to 2019 executive officer compensation. During 2019, Meridian provided no services other than the executive officer compensation studies requested by the Compensation Committee, resulting in total fees of less than $120,000.

The Compensation Committee has assessed the independence of Longnecker in accordance with standards set forth in rules established by the NYSE and promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and concluded no conflict of interest exists that prevented Longnecker from independently representing the Compensation Committee. The Compensation Committee also assessed the independence of Meridian based on the same standards and concluded there was no conflict of interest that prevented Meridian from independently representing the Compensation Committee in connection with work it performed during 2019.

Compensation Survey Group	The following table lists the companies included in the peer group used by the Compensation
Committee for evaluating the 2019 compensation of the NEOs (the “2019 Survey Group”):

Original 2019 Survey Group Companies

Anadarko Petroleum Corporation	Merit Energy Co.

Cabot Oil & Gas Corporation	Newfield Exploration Co.

Chesapeake Energy Corporation	Noble Energy, Inc.

Cimarex Energy Co	Pioneer Natural Resources Company

Concho Resources, Inc.	QEP Resources, Inc.

Continental Resources, Inc.	Range Resources Corporation

Devon Energy Corporation	SandRidge Energy, Inc.

EOG Resources, Inc.	SM Energy Company

EP Energy Corporation	Southwestern Energy Company

Hess Corporation	WPX Energy, Inc.

Hunt Oil Company

In selecting the 2019 Survey Group, the Compensation Committee considered the location of operations, market capitalization, revenue, assets, net income, production profile of oil versus gas, as well as other factors to determine the most relevant subset of the E27 Survey Group member companies for comparison purposes. The E27 Survey Group is a group of energy companies assembled for the purpose of providing industry participants survey information to be used in making compensation decisions. In February 2019, the time when the majority of each NEO’s compensation for 2019 was determined, the 2019 Survey Group consisted of 20 independent, publicly traded and privately held exploration and production companies, other than the Company, with a median revenue of approximately $4.1 billion as of year-end 2018, which is comparable to the Company’s revenue of approximately $4.7 billion for 2018. In May 2019, the following companies were removed from the 2019 Survey Group: Anadarko Petroleum Corporation, EP Energy Corporation, Hunt Oil Company, Newfield Exploration Co. (due to acquisition), Merit Energy Co., QEP Resources, Inc., Range Resources Corporation, SandRidge Energy, Inc., SM Energy Company, and Southwestern Energy Company. The following companies were added in May 2019: Apache Corporation, Marathon Oil Company, and Oasis Petroleum Inc. The changes occurring in May resulted from the Compensation Committee’s determination the changes were needed to eliminate companies whose scale of operations were no longer comparable to those of the Company and to add companies whose operations are similar in scope. Due to the timing of these changes, they had minimal impact on 2019 compensation.

Elements of Compensation

The table below describes each of our Primary Compensation Elements, the purpose of each element, and how each element fits within the Company’s compensation philosophy and objectives.

Compensation Element	Description	Purpose and Philosophy
Base Salary	Fixed cash compensation

Provides a stable, fixed element of cash compensation.

Attract and retain executive officers by paying a wage commensurate with such officer’s experience, skills and responsibilities. It also recognizes and considers the internal value of the position within the Company, the officer’s leadership potential and demonstrated performance.

Annual Cash Bonus	Annual cash bonus related to individual contribution toward achievement of annual financial and operating results

Rewards executives for the achievement of specific annual financial, operating and strategic goals and individual performance.

Allows the Compensation Committee to evaluate both objective and subjective considerations when exercising discretion to determine final payout amounts.

Important to the Company’s ability to attract, motivate and retain the Company’s executive officers.

Long-term Incentive Equity Awards	Restricted Stock	Aligns the executive’s long-term interests with those of shareholders. Important to the Company’s ability to attract, motivate and retain the Company’s executive officers.

Role of Discretion in Determining Primary Compensation Elements	All base salary adjustments and long-term incentive awards

for NEOs have been determined on a discretionary basis and while not linked to specific corporate goals or objectives, the overall performance of the Company as well as individual performance was considered in determining pay. The Compensation Committee retains discretion over all aspects of the CLR Bonus Plan (defined below) and awards made thereunder. For 2019, the Target Pool Size, Final Pool Size and Company multiplier (each term as described below) were initially determined by the Company’s performance in the areas of net cash provided by operating activities, return on capital employed, production growth, relative total shareholder return, reserve growth, health, safety and environmental performance, and proved developed finding and development cost per barrel of oil equivalent, as well as consideration of the additional factors described below in the discussion of the 2019 bonus. See “Annual Cash Bonus” below for a more detailed discussion of the Compensation Committee’s decision not to adjust the Company performance factor. The individual multiplier used in the CLR Bonus Plan is based on a subjective evaluation of an individual’s performance.

Base Salary	Base salary is intended to provide each NEO a regular source of income and compensate him for performing the responsibilities associated with his position. It also serves the purposes listed in the table above. Base salary also impacts annual cash bonus awards in that the target size of these awards is expressed as a percentage of base earnings, which is primarily comprised of salary. The table below shows the salary set by the Compensation Committee applicable to each of the NEOs during 2019.

NEO	Salary During 2019

Harold G. Hamm	$1,320,113

Jack H. Stark	730,952

John D. Hart	600,000

Eric S. Eissenstat	490,196

Patrick W. Bent	530,000

With the exception of Mr. Bent, the salaries listed above went into effect in February 2019, and remained in effect for the remainder of the year. In the future, we expect the base salaries of the NEOs will be reviewed on an annual basis and adjusted as necessary to remain competitive. Mr. Bent’s salary was set at $490,196 in February 2019, but was adjusted to the amount shown in the table in June 2019, in connection with the change in his title and responsibilities discussed above.

Annual Cash Bonus	Our NEOs may earn annual cash bonuses as a reward for their individual contribution to the achievement of annual financial and operating results as determined by the Compensation Committee. On February 22, 2013, the Compensation Committee approved a cash bonus plan that applies to certain employees of the Company, including the Company’s executive officers (the “CLR Bonus Plan”). The CLR Bonus Plan is designed to reward the Company’s employees and executive officers for achieving annual performance and strategic goals. The CLR Bonus Plan provides for the annual payment of cash bonuses, subject to the discretion of the Compensation Committee. The individual cash bonuses paid to NEOs for 2019 were paid pursuant to the CLR Bonus Plan. The Compensation Committee exercises complete discretion in administering the CLR Bonus Plan, and the individual awards to our NEOs for 2019 were determined following the process described below.

Under the CLR Bonus Plan, the bonus pool is initially set based on the aggregate target bonus amount of all employees participating in the CLR Bonus Plan (referred to herein as the “Target Pool Size”). For 2019, the size of the bonus pool was initially set within a range based on the following factors: net cash provided by operating activities (25%); return on capital employed (25%); production growth (15%); relative total shareholder return (10%); reserve growth (10%); health, safety and environmental performance (10%); and proved developed finding and development cost per barrel of oil equivalent (5%). With respect to the bonuses paid for 2019, the Compensation Committee evaluated the factors of the CLR Bonus Plan described above as presented by management and determined the factors and their respective weightings to be appropriate.

The Compensation Committee has complete discretion to increase, decrease or leave the size of the pool unchanged. In making the determination whether to adjust the size of the pool, the Compensation Committee considered such matters as it deemed relevant, including the Company’s performance against key strategic and other initiatives identified by the Compensation Committee in areas such as production costs and cycle times, maintenance of financial and other ratios, budget compliance and business process improvements. The size of the bonus pool as determined by the Compensation Committee is referred to herein as the “Final Pool Size.” The ratio of the Final Pool Size to the Target Pool Size is used to determine the Company multiplier in the calculation of an individual’s bonus amount under the CLR Bonus Plan.

For 2019, the Compensation Committee set the Company performance factor based on the following estimates provided to the Committee in connection with the seven metrics: net cash provided by operating activities—$3.116 billion; return on capital employed—11.1%; production growth—14.2%; relative total shareholder return – 25th percentile relative to the peer group listed below; reserve growth—6.4%; health, safety and environmental performance of 137% of target; and proved developed finding and development cost per barrel of oil equivalent—$11.46. Except for the fourth and seventh metrics described above, the Company’s performance in these areas was above internal expectations and resulted in an initial performance factor of 123% for the Company multiplier portion of the CLR Bonus Plan. The Compensation Committee also reviewed Company performance against the key strategic and other initiatives described in the paragraph above. After consideration, the Committee determined a final Company performance factor of 123% appropriately reflected Company performance for 2019, and struck the appropriate balance between (x) the strong results achieved in connection with five of the seven bonus pool metrics described above, and (y) the Committee’s assessment of the Company’s performance with respect to the additional matters described above. The Compensation Committee determined the Company’s performance with respect to the key strategic and other initiatives was consistent with its expectations for 2019, and determined it was not necessary to adjust the initial performance factor of 123%. Proved developed finding and development cost per barrel of oil equivalent represents the Company’s net exploration and development costs incurred for operated wells having first production in 2019 divided by the net estimated recoverable reserves for those wells expressed in barrels of oil equivalent. Return on capital employed represents net income attributable to the Company before non-cash gains and losses on derivatives, income taxes, non-cash equity compensation expense, interest expense, and losses on extinguishment of debt, the result of which is divided by average capital employed for the year, with capital employed representing the sum of total debt and total shareholders’ equity attributable to the Company. Relative total shareholder return represents the percentage change in the Company’s stock price as compared to the companies listed in the table below. For 2019, we compared the 60 day moving average price at 2019 year-end to the 60 day moving average price at 2018 year-end. The table below lists the companies other than the Company used to determine relative total shareholder return for the bonus for 2019 paid in February 2020:

2019 Relative Total Shareholder Return Companies

Cimarex Energy Co.	Hess Corporation

Concho Resources, Inc.	Marathon Oil Corporation

ConocoPhillips	Noble Energy, Inc.

Devon Energy Corporation	Pioneer Natural Resources Company

EOG Resources, Inc.

Individual awards for participants in the CLR Bonus Plan in connection with the bonuses for 2019 which were paid in February 2020, were calculated utilizing the following formula:

Base Earnings x Target Bonus x Company Multiplier x Individual Multiplier = Initial Bonus Amount

For purposes of this formula, “base earnings” refers to the actual amount paid in respect of salary during 2019. Except for Mr. Hamm, the individual multiplier for the 2019 bonuses was based on the Compensation Committee’s review of the 2019 Survey Group and the subjective evaluation of each of the NEO’s supervisor or supervisors. Mr. Hamm’s individual multiplier was determined based on the subjective evaluation of the Compensation Committee. The subjective evaluation of each NEO was primarily based on an evaluation of each NEO’s contributions to the Company’s performance with respect to the 2019 Performance Factors relevant to that NEO. For 2019, after calculating the Company multiplier based on the measures and methodology described above, individual differences resulted from the subjective evaluation of performance that determined each NEO’s individual multiplier. In making its evaluation, where applicable, the Compensation Committee places significant weight on input provided by our Executive Chairman, Chief Executive Officer and our President, as described above.

Once the NEOs’ Initial Bonus Amounts were calculated, they were presented by Messrs. Hamm, Berry and Stark to the Compensation Committee for review, and in the case of Mr. Hamm also presented to the Board, both of which had the discretion to increase or decrease individual Initial Bonus Amounts and determine final awards. Using the factors described previously, the Compensation Committee determined the final awards were appropriate and approved the bonuses for 2019 as presented by management.

The following table shows target annual cash bonus amounts as a percentage of base earnings for each of the NEOs in connection with the bonuses for 2019 which were paid in February 2020 under the CLR Bonus Plan:

NEO	2019 Target Bonus %

Harold G. Hamm	150

Jack H. Stark	100

John D. Hart	100

Eric S. Eissenstat	80

Patrick W. Bent	80

Annual cash bonuses for the NEOs are determined concurrently with the year-end audited financial statements and reserve report. We have adopted a clawback policy that is applicable to the bonus for 2019 paid in February 2020 and to future awards under the CLR Cash Bonus Plan. For more information regarding the clawback policy, please see “CLR Clawback Policy” on page 34 below.

Long-Term Incentive Awards	The objective of our long-term incentive awards is to retain and motivate our executives over the long-

term and to align their interests with those of our shareholders. In February 2019, the NEOs, other than Mr. Bent, received the long-term incentive awards of restricted Common Stock, indicated in the table below, which vest on February 15, 2022. The information for Mr. Bent reflects an award of 32,888 shares of restricted Common Stock in February 2019 which vests on February 15, 2022 and a supplemental award of 14,023 shares in August 2019. Mr. Bent’s supplemental award vests as follows: 3,049, 4,268 and 6,706 shares on February 15, 2020, 2021 and 2022, respectively. The table below presents the total number of shares of restricted Common Stock awarded to each NEO during 2019.

NEO	2019 Restricted Stock Award (shares)

Harold G. Hamm	186,363

Jack H. Stark	87,701

John D. Hart	63,583

Eric S. Eissenstat	32,888

Patrick W. Bent	46,911

The awards for each of the NEOs other than Mr. Hamm were approved by the Compensation Committee. Mr. Hamm’s award was approved by the Compensation Committee and by the full Board based on the recommendation of the Compensation Committee, with Mr. Hamm abstaining.

The long-term incentive award for each NEO is determined at the discretion of the Compensation Committee using the approach described above under “Executive Summary—Compensation Philosophy and Components.” Differences in long-term incentive awards are based on the Compensation Committee’s subjective evaluation of the expected relative individual contribution to the achievement of our long-term financial and operating results. The value of unvested equity awards held by an individual is expected to be a factor considered in future awards.

The vesting provisions of the awards encourage our officers to remain in our employ in order to realize these forms of compensation. Our current equity programs consist of restricted stock awards, which we believe are stronger motivational tools for employees when compared to alternatives such as stock options. Restricted shares provide some value to an employee during periods of stock market volatility, while stock options may have limited perceived value and may do little to retain and motivate employees when the current value of our stock is less than the option price. Although our 2013 Plan allows for various equity instruments, we intend to make future grants primarily in the form of restricted stock.

The restricted stock awards provide for immediate vesting upon a change in control, as defined by the 2013 Plan. We would likely need the assistance of several key employees to successfully conclude a transaction resulting in a change in control. We believe immediately vesting the awards may serve to reduce concerns, other than continued employment, such employees may have with respect to any potential change in control transaction and may motivate them to complete the transaction.

We have a policy which prohibits our directors and certain employees, including our executive officers, from holding our securities in a margin account or pledging our securities as collateral, unless permission is received from our General Counsel in writing. We also have a policy that prohibits the same group from hedging any Company securities held by them. For a discussion of our hedging policy, see “Hedging Policy” on page 35 below.

The Company has a Common Stock ownership requirement for our executive officers. Each such officer is required to own shares of our Common Stock at least equal to a specified multiple of such officer’s base salary. The table below lists base salary multiples applicable to the different positions within this group:

Officer	Required Stock Ownership – Multiple of Annual Base Salary
Executive Chairman	5x
Chief Executive Officer	5x
President	5x
Other Executive Officers	3x

Until the stock ownership guideline is achieved, each such officer is required to retain 100% of the “net shares” received as a result of restricted shares granted under our 2013 Plan. “Net shares” are the number of shares that remain after shares are sold or withheld to pay withholding taxes. The calculation is determined as of December 31 each year based upon the average closing price of the Common Stock for the year compared to the officer’s base salary as of such date. Shares owned directly by, or held in trust for, the officer or his or her immediate family members residing in the same household and unvested restricted shares are included in the calculation.

The Compensation Committee reviews the compliance of each executive officer with the stock ownership guidelines each year and reduces or eliminates future restricted stock grants under the 2013 Plan for any executive officer not in compliance with the stock ownership guidelines. The Compensation Committee reviewed the NEOs’ and other applicable officers’ stock ownership as of December 31, 2019 and determined each NEO and other applicable officers were in compliance with the guidelines.

Deferred Compensation Plan	On September 20, 2013, the Board, based upon the recommendation of the Compensation Committee, established the DCP. The Board appointed the Compensation Committee to act as Plan Administrator of the DCP (the “DCP Administrator”).

The purpose of the DCP is to (i) give DCP participants, including the NEOs, an additional tool to use in planning their savings and for retirement; and (ii) provide a vehicle to allow employee DCP participants, all of whom are limited in their participation in the Company’s 401(k) (as defined below) due to limits imposed under federal tax rules (“Limits”), to receive similar benefits in connection with Company matching contributions as employees whose ability to receive Company matching contributions is not impacted by the Limits. The DCP permits the Company to make discretionary matching and other contributions to a participant’s account, although the Company did not make any such contributions to the NEOs’ accounts during the 2019 year. For a description of the material features of the DCP see the narrative “Description of Deferred Compensation Plan” on pages 39 and 40 below.

Other	Compensation and benefits that are outside of our three main compensation elements are designed to attract and retain employees by enhancing our overall compensation package. During 2019, we provided automobiles to certain NEOs and certain other employees for business and personal use. The personal use is valued according to IRS guidelines and reported as taxable income to the individuals. We value vehicle usage for disclosure in our proxy statement based upon the aggregate incremental cost to us adjusted to reflect each individual’s personal use of the vehicle.

In 2019, we allowed Mr. Hamm and Mr. Stark to use the corporate aircraft for personal trips. The value of such trips is calculated according to IRS guidelines and reported as taxable income to him. On occasion the spouses and guests of NEOs may accompany them on business-related trips. Aircraft usage and travel by spouses and guests are valued for disclosure in our proxy statement based on the aggregate incremental cost to us.

We have a defined contribution retirement plan (“401(k)”) covering all full-time employees. Our contributions to the plan are discretionary and based on a percentage of eligible compensation. The 401(k) provides for Company dollar for dollar matching of up to a maximum of 10% of a covered employee’s eligible compensation, depending on the employee’s level of contribution into the employee’s account and subject to IRS limits.

All full-time employees may participate in our health and welfare benefit programs, including medical, dental, vision care, life insurance and disability insurance. We provide all full-time employees with life insurance coverage of the lesser of two times base salary or $1,000,000 and allow them to purchase supplemental coverage. We do not sponsor any qualified or non-qualified defined benefit plans.

CLR Clawback Policy	On August 3, 2018 the Board approved a clawback policy pursuant to which cash and equity-based incentive compensation awards to executive officers granted after August 3, 2018 may be recovered if the Company is required to restate all or a portion of its publicly reported financial statements and it is determined such restatement was proximately caused by the fraud, gross negligence, intentional misconduct, embezzlement, theft or breach of fiduciary duty committed by or attributable to any current or former executive officer of the Company (such conduct is referred to herein as “wrongful conduct”). The policy also applies if an executive has knowledge of wrongful conduct and fails to take reasonable steps to prevent it.

In order to be subject to recovery, an award must have been based in whole or in part on measures impacted by the restatement. The amount to be recovered is any excess value received by the executive officer as a result of the measures impacted by the restatement. Any matching award under the Company’s DCP impacted by the measures subject to restatement is also subject to recovery. The Compensation Committee has discretion to determine how recovery is to be achieved, which may include, among other things, seeking reimbursement, cancelling other outstanding equity awards or reducing future compensation. Simple interest will be applied to any recovery amount.

Since all current outstanding equity awards are restricted stock awards subject to time-based vesting, and we have not made matching awards under the DCP since 2015, the only compensation that may be subject to the policy as of the date of this proxy statement are awards made under the CLR Bonus Plan. In order to receive a CLR Bonus Plan award, each executive officer must execute an agreement agreeing to abide by the terms of the clawback policy. Each executive officer executed such an agreement in connection with the bonus for 2019, paid in February 2020.

The clawback policy is administered by the Compensation Committee. The Compensation Committee has discretion to waive or limit the amount to be recovered under the clawback policy if it determines such action is justified in its business judgment. Among others, circumstances that may be considered by the Compensation Committee in exercising discretion to waive or limit recovery are the passage of time, whether the cost of recovery outweighs the benefit to the Company, and whether the recovery will remedy the wrongful conduct or aid in preventing its recurrence.

Impact of Accounting and Tax Treatment

We believe it is important to have flexibility in designing the compensation program in a manner to achieve the objectives described above under “Compensation Objectives.” Therefore, while we consider the accounting and tax treatment of certain forms of compensation in the design of our compensation program, the accounting and tax treatment is not a determinative factor.

Prior to 2018, under Section 162(m) of the Internal Revenue Code, a publicly-held company could deduct for federal tax purposes no more than $1,000,000 of annual compensation paid to its principal executive officer and each of its three other most highly-paid officers other than the principal financial officer, unless the compensation was “performance-based compensation.” Beginning with 2018, Section 162(m) of the Code generally does not contain an exception for “performance-based compensation.” Therefore, we do not expect the restrictions of Section 162(m) of the Code to play any role in our compensation decisions going forward.

Insider Trading Policy

Our insider trading policy provides that certain employees and all directors may not purchase or sell puts or calls to sell or buy our securities or engage in short sales with respect to our securities. Certain employees and all directors are also prohibited from holding our securities in a margin account or pledging our securities as collateral for a loan, unless permission is received from our General Counsel in writing. The purchase or sale of stock by our officers, directors and certain employees may only be made during a window of time described in our policy and after approval by our General Counsel.

Hedging Policy

We have a policy that prohibits our directors and certain employees, including our executive officers, from engaging in transactions which may hedge the value of our securities, including, without limitation, buying or selling puts and calls for, or engaging in short sales of, our securities. While the policy does not specifically address prepaid variable forward contracts, equity swaps, collars and exchange funds, in applying the policy, the Company would consider these transactions to be hedging transactions. This policy applies to all types of awards under our 2013 Plan, including awards of restricted Common Stock, which are the only types of awards currently outstanding under our 2013 Plan and also applies to Company securities otherwise acquired by our directors, executive officers and certain other employees. Employees, including our executive officers, are selected to be subject to this policy based on their access to material information about our Company, as part of their day-to-day responsibilities. Directors are also included in this policy based on their access to material information about the Company. The purpose of the prohibition against hedging is to align the interests of our directors and the employees described above with the performance and prospects of the Company.

Compensation Committee Report

In accordance with its written charter adopted by the Board, the Compensation Committee of the Board is responsible for overseeing awards to employees of stock or other equity compensation and determining and approving the individual elements of the total compensation of the Chief Executive Officer, the other NEOs and other senior executive officers and recommending the compensation of the Chief Executive Officer for approval by the Board. The Compensation Committee is also obligated to communicate to shareholders information regarding the factors and criteria on which the Chief Executive Officer’s compensation was based, including the relationship of the Company’s performance to the Chief Executive Officer’s compensation, and the specific relationship of corporate performance to executive compensation overall.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) above with management. Based on this review and discussion, the Compensation Committee recommended to the Board that this CD&A be included in this Proxy Statement.

/s/ John T. McNabb, II	/s/ Lon McCain	/s/ Mark E. Monroe	/s/ Timothy G. Taylor
John T. McNabb, II Committee Chairman	Lon McCain Committee Member	Mark E. Monroe Committee Member	Timothy G. Taylor Committee Member

Summary Compensation Table

The following table sets forth the compensation of our Principal Executive Officer, Principal Financial Officer, and the three other most highly compensated executive officers during 2019. We refer to these five individuals collectively as the “NEOs” for 2019. Mr. Hamm served as our Chief Executive Officer during 2019, and assumed his current role as our Executive Chairman on January 1, 2020. As result, Mr. Hamm appears in the table below as our Principal Executive Officer. The title appearing in the table below, and the tables that follow, is his current title. Compensation is shown for years 2017, 2018 and 2019, as applicable.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (1)	Stock Awards ($) (2)	All Other Compensation ($) (3)	Total ($)

Harold G. Hamm	2019	$1,309,472	$3,019,970	$8,349,062	$67,584	$12,746,088
Executive Chairman	2018	1,255,987	3,442,974	8,556,833	76,618	13,332,412
	2017	1,210,589	3,404,829	7,593,904	60,077	12,269,399

Jack H. Stark	2019	725,060	1,114,780	3,879,015	38,237	5,757,092
President and Chief Operating Officer	2018	695,445	1,270,927	4,040,112	33,819	6,040,303
	2017	668,269	1,253,022	3,597,674	37,213	5,556,178

John D. Hart	2019	595,673	915,848	2,812,276	25,489	4,349,286
Senior Vice President, Chief	2018	573,462	1,040,000	2,929,122	29,233	4,571,817
Financial Officer and Treasurer	2017	551,404	1,030,000	2,518,372	29,156	4,128,932

Eric S. Eissenstat	2019	487,008	551,099	1,454,636	25,489	2,518,232
Senior Vice President, General Counsel, Chief Risk Officer and Secretary	2018 2017	470,327 453,327	550,095 680,000	1,515,042 1,349,163	24,989 24,434	2,560,453 2,506,924

Patrick W. Bent	2019	509,825	610,000	1,935,204	25,489	3,080,518
Senior Vice President, Operations(4)	2018	471,482	650,000	1,515,042	24,989	2,661,513

(1)

None of the NEOs elected to participate in the Company’s DCP with respect to 2019 compensation and amounts reported in the table above do not include any amounts deferred pursuant to the Company’s DCP. All bonuses were paid pursuant to the CLR Bonus Plan in February 2020 for 2019.

(2)

The amounts under “Stock Awards” reflect the aggregate grant date fair value computed in accordance with ASC Topic 718, disregarding any estimate for forfeitures, for awards granted during the indicated year. A discussion of the grant date fair value calculation can be found in Note 13 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC.

(3)	All Other Compensation for 2019 includes the following elements:

Name	Year	Personal Use of Company Aircraft ($) (a)	Personal Use of Company Vehicle ($) (b)	Contributions to 401(k) Plan ($)	Total ($) (c)
Harold G. Hamm	2019	$34,941	$7,154	$25,000	$67,584
Jack H. Stark	2019	7,397	5,351	25,000	38,237
John D. Hart	2019	—	—	25,000	25,489
Eric S. Eissenstat	2019	—	—	25,000	25,489
Patrick W. Bent	2019	—	—	25,000	25,489

(a)

We calculate the incremental cost to the Company of any personal use of corporate aircraft based on the cost of fuel, trip-related maintenance, crew travel expenses, on-board catering, landing fees, trip-related hangar and parking costs, and other variable costs. Occasionally, spouses and guests of NEOs ride along when an aircraft is already going to a destination for a business purpose. This use has minimal costs to the Company and, where applicable, only the direct variable costs associated with the additional passenger (for example fuel and catering) are included in determining the aggregate incremental cost to the Company. Since Company-owned aircraft are used primarily for business travel, we do not include the fixed costs that do not change based on usage, such as pilots’ salaries and the purchase costs of Company-owned aircraft.
(b)	We calculate the incremental cost to the Company of any personal use of Company vehicles, including fuel, maintenance, insurance, lease payments and depreciation.
(c)	Total amount includes nominal cost of industry club membership.

(4)

Mr. Bent’s title was changed from Senior Vice President, Drilling to the title indicated in the table, effective June 4, 2019. Mr. Bent’s compensation reported in the table above and the tables appearing below reflects the amounts paid to Mr. Bent in 2019 with respect to both roles.

2019 Grants of Plan Based Awards

The following table reflects information concerning awards of restricted stock granted to our NEOs during the fiscal year ending December 31, 2019 under the Company’s 2013 Plan:

Name	Grant Date	Stock Awards: Number of Shares (1)		Grant Date Fair Value of Stock Awards ($) (2)
Harold G. Hamm	2/12/2019	186,363	(3)	$8,349,062
Jack H. Stark	2/11/2019	87,701	(3)	3,879,015
John D. Hart	2/11/2019	63,583	(3)	2,812,276
Eric S. Eissenstat	2/11/2019	32,888	(3)	1,454,636
Patrick W. Bent	2/11/2019	32,888	(3)	1,454,636
	8/01/2019	14,023	(4)	480,568

(1)

All awards will vest on an accelerated basis in the event of a change in control. Unvested shares receive cash dividends at the same rate as other shareholders and all Company employees receive payment in connection with accrued dividend payments at the time the shares related to any accrued dividends vest.

(2)	The aggregate grant date fair value of each equity award is computed in accordance with ASC Topic 718, disregarding any estimate for forfeitures.
(3)	The shares underlying this award vest on February 15, 2022, subject to the NEOs’ continued service.
(4)

Represents a supplemental award of 14,023 shares in connection with the change in Mr. Bent’s title and responsibilites. Mr. Bent’s supplemental award vests as follows: 3,049, 4,268 and 6,706 shares on February 15, 2020, 2021 and 2022, respectively.

2019 Narrative Disclosure to the Summary Compensation Table and Grants of Plan Based Awards

The following table shows the percentage of base salary and bonus that each NEO received or earned with respect to 2019 as compared to that NEOs total compensation for 2019:

Name	Percentage of Salary and Bonus to Total Compensation
Harold G. Hamm	34%
Jack H. Stark	32%
John D. Hart	35%
Eric S. Eissenstat	41%
Patrick W. Bent	36%

Outstanding Equity Awards as of December 31, 2019

The following table reflects unvested restricted stock held by our NEOs as of December 31, 2019:

	Stock Awards

Name	Number of Shares of Stock that Have Not Vested (1)	Market Value of Shares of Stock that Have Not Vested ($) (2)
Harold G. Hamm	518,505	$17,784,722
Jack H. Stark	244,003	8,369,303
John D. Hart	174,961	6,001,162
Eric S. Eissenstat	91,502	3,138,519
Patrick W. Bent	101,641	3,486,286

(1)

These shares represent restricted stock awards. Unvested shares will vest as follows: (i) 165,049 shares on February 15, 2020, 167,093 shares on February 15, 2021 and 186,363 shares on February 15, 2022, for Mr. Hamm; (ii) 77,670 shares on February 15, 2020, 78,632 shares on February 15, 2021 and 87,701 shares on February 15, 2022, for Mr. Stark; (iii) 54,369 shares on February 15, 2020, 57,009 shares on February 15, 2021 and 63,583 shares on February 15, 2022, for Mr. Hart; (iv) 29,127 shares on February 15, 2020, 29,487 shares on February 15, 2021, and 32,888 shares on February 15, 2022 for Mr. Eissenstat; and (v) 28,292 shares on February 15, 2020, 33,755 shares on February 15, 2021 and 39,594 shares on February 15, 2022, for Mr. Bent.

(2)	Market value is based on the closing price of $34.30 of our Common Stock as of December 31, 2019.

Options Exercised and Restricted Stock Vested During 2019

The following table reflects information concerning shares of restricted stock held by NEOs that vested during 2019:

	Stock Awards

Name	Number of Shares Acquired on Vesting	Value Realized on Vesting ($) (1)
Harold G. Hamm	301,526	$14,150,615
Jack H. Stark	127,705	5,993,196
John D. Hart	92,232	4,328,448
Eric S. Eissenstat	53,211	2,497,192
Patrick W. Bent	39,021	1,831,256

(1)	Value realized on vesting is calculated by multiplying the number of shares by the closing price upon day of vesting.

2019 Nonqualified Deferred Compensation

The following table sets forth our NEOs’ information regarding the DCP, including, with respect to each officer: (i) the aggregate contributions made by the officer; (ii) the employer contribution; (iii) the aggregate interest or other earnings accrued; (iv) aggregate withdrawals and distributions; and (v) the total balance of the officer’s account.

Name	Executive Contributions in 2019 ($) (1)	Registrant Contributions in 2019 ($) (2)	Aggregate Earnings in 2019 ($)	Aggregate Withdrawals/ Distributions in 2019 ($)	Aggregate Balance at End of 2019 ($) (3)
Harold G. Hamm	—	—	$104,562	—	$536,925
Jack H. Stark	—	—	72,161	—	325,714
John D. Hart	—	—	63,610	—	343,810
Eric S. Eissenstat	—	—	49,273	—	237,843
Patrick W. Bent	—	—	41,885	—	187,310

(1)	None of the NEOs listed above elected to participate in the DCP with respect to 2019 compensation.
(2)

The Company suspended all matching under the DCP for 2019 for the reasons described below in the fifth paragraph under “Description of Deferred Compensation Plan.” The matching suspension also applied to the bonus paid in February 2020 for 2019 under CLR’s Cash Bonus Plan.

(3)

Includes the following aggregate amounts previously reported, as applicable, as compensation for 2014, 2015, 2016, 2017 and 2018 in the Summary Compensation table for each of the NEOs: $314,639 for Mr. Hamm; $199,920 for Mr. Stark; $214,130 for Mr. Hart; $0 for Mr. Eissenstat; and $0 for Mr. Bent. Mr. Bent’s and Mr. Eissenstat’s amounts are zero since neither Mr. Bent nor Mr. Eissenstat has had deferred compensation previously reported in the Summary Compensation table.

Description of Deferred Compensation Plan

On September 20, 2013, the Board, based upon the recommendation of the Compensation Committee, established the DCP.

The purpose of the DCP is to (i) give DCP participants and non-employee directors an additional tool to use in their personal financial planning; and (ii) provide a vehicle to allow employee DCP participants, all of whom are limited in their participation in the Company’s 401(k) plan due to the Limits, to receive similar benefits in connection with Company matching contributions as employees whose ability to receive Company matching contributions is not impacted by the Limits. The DCP permits the Company to make discretionary matching and other contributions to a participant’s account and the matching and discretionary contributions approved in connection with the DCP are intended to facilitate the purpose described in (ii) above.

The DCP is not intended to constitute a “qualified plan” subject to the limitations of Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), nor is it a “funded plan” for purposes of the Code. Benefits under the DCP constitute an unfunded general obligation of the Company. The DCP is designed to provide directors and select management or highly compensated employees of the Company the opportunity to defer the payment of all or a portion of their base pay and cash incentive awards (to the extent a participant is eligible to receive such awards).

Each year the DCP permits participants to elect to defer: (i) up to 100% of base pay (cash fees in the case of directors) for a calendar year and (ii) up to 100% of any cash incentive award received by the employee participant for a performance year. DCP participants are 100% vested in any amounts they deferred pursuant to the alternatives described in the prior sentence. The DCP permits discretionary contributions by the Company, which are subject to a vesting schedule, as described below, at the discretion of the DCP Administrator.

As permitted by the DCP, matching contributions have been approved enabling employee participants to receive matching under the DCP for up to 10% of their total cash compensation, including salary and bonus deferrals. The approved match was intended to align with the amount employee participants would have received under the 401(k) plan, but for the Limits and is given subject to terms and conditions applicable to matching contributions under the 401(k) plan. As a result of the continued volatile commodity price environment, the Company suspended the match described above for 2019, and the suspension was applicable to any bonus paid in February 2020 for 2019 under CLR’s Cash Bonus Plan. All matching has been suspended since 2016.

Distribution of DCP amounts deferred in connection with 2014 will occur upon a participant’s separation from service with the Company. The Company requires a six month delay in the payment of DCP benefits if the participant is a “specified employee” pursuant to Section 409A of the Code at the time of his or her separation from service with the Company, and an earlier payment would result in the imposition of an excise tax on the participant if the amounts were received at the time of his or her separation (the “Specified Employee Delay”). In addition, in connection with amounts deferred in respect of 2014, distribution of DCP accounts and vesting of any Company contributions will result from any of the following events: (i) Change of Control (as defined in the DCP); (ii) a participant’s death or Disability (as defined in the DCP); (iii) a participant’s Normal Retirement (as defined in the DCP); and (iv) a participant’s Involuntary Termination (as defined in the DCP).

Distribution of DCP amounts deferred after 2014 will occur, subject to limited exceptions, based on the election of the participant to receive a distribution upon a fixed date chosen by the DCP participant, the participant’s Termination of Employment (as defined in the DCP), or a Change of Control. In addition, distribution of DCP amounts deferred after 2014 will occur in the event of the participant’s death or Disability. In connection with these distribution events, participants can choose, except in the case of death or Disability, to receive distributions in a lump sum or installments. In the case of death or Disability, the distribution will be made in a lump sum. Participants also have the ability to elect a lump sum distribution if a Change of Control or Involuntary Termination occurs after a participant has started to receive distributions after a fixed date. Distributions described above are also subject to the Specified

Employee Delay. Finally, vesting restrictions on any amounts deferred after 2014 will lapse in connection with any of the following events: (i) Change of Control; (ii) participant’s death or Disability; and (iii)  a participant’s achievement of Normal Retirement Age (as defined in the DCP).

Earnings reflect the returns produced by the investments selected by the applicable named executive officer. The investment options available to the NEOs are a sub-set of the investment options available under the Company’s 401K Plan. As of December 31, 2019, investment options consisted of the following (returns for 2019 noted in parentheses): Fidelity® High Income (14.25%), Oakmark Equity & Income I (19.31%), TRP Retirement 2005 (15.17%), TRP Retirement 2010 (16.22%), TRP Retirement 2015 (17.53%), TRP Retirement 2020 (19.47%), TRP Retirement 2025 (21.2%), TRP Retirement 2030 (22.7%), TRP Retirement 2035 (23.99%), TRP Retirement 2040 (24.95%), TRP Retirement 2045 (25.59%), TRP Retirement 2050 (25.67%), TRP Retirement 2055 (25.65%), TRP Retirement 2060 (25.7%), Fidelity® Contrafund® K (30.17%), Fidelity Spartan® 500 Index Advtg® (31.47%), Fidelity® Low-Priced Stock (25.81%), MFS Mid-Cap Value Equity I (31.08%), Fidelity Spartan® Extnd Mkt Idx Advtg (28.0%), Driehaus Emrg Mkts (25.34%), Eagle Mid CP Grth R6 (35.02%), Metwest Total Return Bond (9.23%), Fidelity Spartan® Intl Idx Advtg (22.0%), American Beacon Small Cp Val Inst (23.51%), American Funds EuroPacific Growth Fund (27.4%), JH Disciplined Value Fund R6 (22.79%), and Wells Fargo SM Co Growth IS (26.46%). The Company does not guarantee a level of investment return.

Potential Payments Upon Termination or Change in Control

We do not maintain employment, severance or change in control agreements with our NEOs outside of the potential acceleration provisions described below with respect to our equity awards. We discussed our rationale for providing change in control equity vesting above under “Compensation Discussion and Analysis.”

Vesting of Restricted Stock on Change in Control. All of our employees’ and directors’ unvested shares of restricted stock will vest if a change in control occurs as defined in their respective stock award agreements. These agreements are subject to the provisions of the 2013 Plan. The 2013 Plan contains customary change in control provisions.

Listed in the following table is the value of unvested shares of restricted stock held by our NEOs as of December 31, 2019, which would fully vest and be immediately available in the event of a change in control under the 2013 Plan. The table assumes a change in control occurred on December 31, 2019 and the per-share value is $34.30, the closing price of our Common Stock as of December 31, 2019:

Name	Change in Control Vesting of Restricted Stock ($)	Termination Payment ($)	Total ($)
Harold G. Hamm	$17,784,722	—	$ 17,784,722
Jack H. Stark	8,369,303	—	8,369,303
John D. Hart	6,001,162	—	6,001,162
Eric S. Eissenstat	3,138,519	—	3,138,519
Patrick W. Bent	3,486,286	—	3,486,286

Distributions in Connection with DCP. Under the terms of our DCP, distributions of deferred compensation and accelerated vesting of Company contributions may occur in connection with change of control or a participant’s termination. A description of such distributions and accelerated vesting, as well as the circumstances triggering these events with respect to Messrs. Hamm, Stark, Hart, Eissenstat and Bent appear above on page 39 in the description of our DCP appearing under the heading “Description of Deferred Compensation Plan.”

Indemnification Agreements

Our officers, directors, and certain other employees have entered into customary indemnification agreements with us, pursuant to which we have agreed to indemnify our officers and directors to the fullest extent permitted by law.

Risk Assessment Related to our Compensation Structure

We believe our executive compensation program is appropriately structured and not reasonably likely to result in risks that could have a material adverse effect on us. We believe our approach of subjectively evaluating performance results of each executive assists in mitigating excessive risk-taking that could harm our value or reward poor judgment by our executives. Several features of our programs reflect sound risk management practices. We believe we have allocated our compensation among base salary and short and long-term compensation opportunities in such a way as to discourage excessive risk-taking. Further, one of the primary factors we take into consideration in setting compensation is the performance of the Company as a whole. This is based on our belief that applying Company-wide metrics encourages decision-making that is in the best long-term interests of the Company and our shareholders as a whole. Finally, the time-based vesting over a multi-year period for our long-term incentive awards ensures our employees’ interests align with those of our shareholders for the long-term performance of our Company.

Pay Ratio Disclosure

The 2019 compensation disclosure ratio of the median total compensation of all Company employees to the annual total compensation of Mr. Hamm, our then Chief Executive Officer, who was our principal executive officer at December 31, 2019, is as follows:

2019 median employee total annual compensation: $127,231

2019 Chief Executive Officer total annual compensation: $12,746,088

2019 ratio of total annual compensation of Chief Executive Officer to median employee: 100:1

With respect to the ratio calculation, we identified the median employee by examining the 2019 compensation reported on Form W-2 for all individuals, excluding our Chief Executive Officer, who were employed by us (whether on a full-time, part time, seasonal or temporary basis) on December 31, 2019, the last day of our previous fiscal year. For such employees we did not make any annualizations, assumptions, adjustments (including cost-of-living adjustments) or estimates with respect to the compensation reflected on the Form W-2s.

After identifying the median employee, we calculated the total annual compensation for such employee using the same methodology we use for our named executive officers as set forth in the Summary Compensation Table appearing on page 36 of this proxy statement.

Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the ratio reported above should not be used as a basis for comparison between companies.

Security Ownership of Certain

Beneficial Owners and Management

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information concerning the beneficial ownership of our shares of Common Stock, as of March 18, 2020, by each person (other than our directors and executive officers) known by us to be the beneficial owner of more than 5% of the issued and outstanding Common Stock.

	Beneficial Ownership

Name and Address of Beneficial Owner	Number of Shares	Percent of Class (1)
Harold Hamm Family LLC (2)	283,116,538	77.54%

(1)	Based on total shares outstanding of 365,110,896 on March 18, 2020.
(2)

The Family LLC acting through its manager, Mr. Hamm, our Executive Chairman, has sole voting and dispositive power over the indicated shares. The shares held by the Family LLC are included in the shares reported as owned by Mr. Hamm in the table below. The business address of the Family LLC is Harold Hamm Family LLC, c/o Hartzog Conger Cason, 201 Robert S. Kerr Avenue, Suite 1600, Oklahoma City, Oklahoma 73102.

Security Ownership of Directors and Executive Officers

The following table sets forth certain information concerning the beneficial ownership of our shares of Common Stock as of March 18, 2020 by (a) each of our directors and director nominees, (b) each of the executive officers, and (c) all of our directors, director nominees and executive officers as a group. Each of the aforementioned persons has sole voting and dispositive power with respect to the shares listed in the table, except as otherwise indicated below.

	Beneficial Ownership

Name of Director or Executive Officer	Number of Shares (1)	Percent of Class (2)
Patrick W. Bent	235,530	*
William B. Berry	1,041,301	*
Eric S. Eissenstat	197,465	*
Harold G. Hamm (3)	284,923,121	78.04%
John D. Hart	416,541	*
Jeffrey B. Hume (4)	2,233,139	*
Shelly Lambertz (5)	118,412	*
Lon McCain	58,912	*
John T. McNabb, II (6)	44,800	*
Mark E. Monroe	252,746	*
Steven K. Owen (7)	157,560	*
Ramiro F. Rangel (8)	90,705	*
Jack H. Stark (9)	824,687	*
Timothy G. Taylor	17,273	*
All Directors, executive officers and NEOs as a group (14 persons)	290,612,192	79.60%

*	Less than 1%
(1)

Beneficial ownership is determined in accordance with the SEC’s rules and regulations and generally includes voting or dispositive power with respect to securities. The following persons have sole voting and dispositive power with respect to the restricted stock included in the number of shares listed opposite each person’s name in the table above, subject to the terms of the documents relevant to each restricted stock award: Mr. Bent – 131,973 shares; Mr. Berry – 785,084 shares; Mr. Eissenstat – 108,658 shares; Mr. Hamm – 353,456 shares; Mr. Hart – 203,900 shares; Mr. Hume – 54,330 shares; Ms. Lambertz – 34,977 shares; Mr. McCain – 9,586 shares; Mr. McNabb – 9,586 shares; Mr. Monroe – 9,586 shares; Mr. Owen – 83,842 shares; Mr. Rangel – 49,165 shares; Mr. Stark – 289,752 shares; Mr. Taylor – 3,887 shares; and all directors, executive officers and NEOs as a group – 2,127,782 shares.

(2)	Based on total shares outstanding of 365,110,896 on March 18, 2020.
(3)

Includes 283,116,538 shares held by the Family LLC for which Mr. Hamm is the sole manager and as such has sole voting and dispositive power over the shares held by the Family LLC. The shares held by the Family LLC and included in Mr. Hamm’s total are also reported as owned by the Family LLC in the table above. Also includes 64,452 shares held by Transwestern Transports LLC (“Transwestern”), an entity of which the Hamm Revocable Trust is the sole member. Mr. Hamm has sole voting and dispositive power over the shares held by Transwestern.

(4)	Includes 2,021,839 shares held by a limited liability company owned by Mr. Hume and his wife.
(5)	Includes 70,012 shares held through a trust and 2,300 shares held by Ms. Lambertz’s spouse.
(6)

Includes 2,000 shares held by a charitable foundation qualified under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, of which Mr. McNabb and his wife are officers and with respect to which Mr. McNabb and his wife share voting and dispositive power. Mr. McNabb and his wife have no pecuniary interest in the shares held by the charitable foundation.

(7)	Includes 14,000 shares held jointly by Mr. Owen and his wife.
(8)	Includes 32,065 shares held through a trust.
(9)	Includes 486,003 shares held by a limited liability company owned by Mr. Stark and his wife.

Proposal 2:

Approve an Amendment to Our Third

Amended and Restated Certificate

of Incorporation that Declassifies

Our Board of Directors

Summary

We are asking shareholders to approve an amendment to our Third Amended and Restated Certificate of Incorporation, as amended (the “Certificate”), to effect the declassification of our Board of Directors. If approved at the Annual Meeting, the declassification of our Board will give shareholders the ability to elect the entire Board on an annual basis starting with the 2021 Annual Meeting of Shareholders. The Board believes the Declassification Proposal is in the best interest of shareholders since it brings the Company’s corporate governance into greater alignment with best governance practices, by enhancing the accountability of the Board to shareholders.

Proposed Amendment to Third Amended and Restated Certification of Incorporation, As Amended

Currently, our Certificate provides our Board is divided into three classes, with members of each class holding office for staggered three-year terms. One class of directors, representing approximately one-third of our directors, stands for election at each annual meeting of shareholders. We are asking shareholders to approve an amendment to our Certificate to eliminate the three-year classified terms of our directors and provide instead for the annual election of all directors elected at our 2021 Annual Meeting of Shareholders, for one-year terms expiring at the next succeeding annual meeting, subject to a director’s earlier death, resignation, retirement, disqualification or removal from office. Further, in connection with the proposed declassification of the Board, we are also proposing to amend our Certificate so that a director elected or appointed by the Board to fill any vacancy on our Board will hold office for a term expiring at the annual meeting of shareholders following such appointment. If the Declassification Proposal is approved, the Class II directors elected at the Annual Meeting will be elected to serve until the 2021 Annual Meeting of Shareholders, and all directors will be up for re-election by shareholders at the 2021 Annual Meeting of Shareholders and will be elected for one-year terms to expire at the annual shareholders meeting in 2022. The proposed amendment will thus have the effect of shortening the existing terms of certain directors whose terms currently extend beyond the 2021 Annual Meeting of Shareholders. See “Proposal 1: Election of Directors” for a description of the terms of each class of our directors. If the Declassification Proposal is not approved at the Annual Meeting, then the classified Board structure described in the first two sentences of this paragraph will continue beyond the Annual Meeting and the Class II directors elected at the Annual Meeting will have terms that will continue until the 2023 Annual Meeting of Shareholders.

The description of the proposed amendment to the Certificate is qualified in its entirety by reference to the text of the proposed amendment, which is attached as Annex B to this proxy statement.

The Board recommends the shareholders vote “for” the Declassification Proposal.

Proposal 3:

Ratification of Selection of

Independent Registered Public

Accounting Firm

General

The Audit Committee has directed us to submit the selection of our independent registered public accounting firm for ratification by the shareholders at the Annual Meeting. The Audit Committee evaluates the selection of our independent registered public accounting firm each year, and has reappointed Grant Thornton as the Company’s independent registered public accounting firm to audit the consolidated financial statements of the Company for the year ended December 31, 2020. In determining to reappoint Grant Thornton as the Company’s independent auditor, the Audit Committee took into consideration a number of factors, including, but not limited to: Grant Thornton’s performance on prior Company audits; the quality and timeliness of the services and informative communications provided by Grant Thornton; the results of regulatory inspections performed on Grant Thornton audits; an assessment of Grant Thornton’s resources and expertise; Grant Thornton’s knowledge of the Company’s business and industry; Grant Thornton’s independence, objectivity and adherence to professional and ethical standards; the appropriateness of Grant Thornton’s fees relative to the services provided; and the frequency and quality of Grant Thornton’s interactions with the Audit Committee and the Company’s management. Grant Thornton has served as our independent registered public accounting firm since 2004.

Our Bylaws and other governing documents or law do not require shareholder ratification of the selection of Grant Thornton as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of Grant Thornton to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether to retain Grant Thornton. Even if the selection is ratified, the Audit Committee may in its discretion direct the appointment of a different independent registered public accounting firm at any time during the year if it determines such a change would be in our and our shareholders’ best interest.

The Board recommends the shareholders vote “for” the ratification of the selection of Grant Thornton as our independent registered public accounting firm for the year ending December 31, 2020.

Audit Committee Report

In accordance with its written charter adopted by the Board, the Audit Committee of the Board assists the Board in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing, and financial reporting practices. In addition to overseeing the audit of our financials by our independent registered public accounting firm, the Audit Committee reviews our unaudited quarterly financials with management. The Audit Committee is also responsible for oversight of the Company’s internal audit function and the Audit Committee meets periodically with the Company’s Director of Internal Audit to review the effectiveness of the internal audit function, internal audit plan and related internal audit activities. Lastly, the Audit Committee is tasked with overseeing the Company’s major financial risk exposures.

The Audit Committee is composed entirely of independent directors. Messrs. McCain and McNabb have been determined by the Board to be financial experts. The Audit Committee’s charter can be found in the Corporate Governance section of our website at www.CLR.com. A printed copy of the charter will be made available to any shareholder who requests it from our Secretary.

The Audit Committee reviewed and discussed our audited financial statements as of and for the fiscal year ended December 31, 2019, with Grant Thornton, our independent auditor, with and without management present. Management has the primary responsibility for our financial statements and the overall reporting process, including assuring we develop and maintain adequate financial controls and procedures for monitoring and assessing compliance with those controls and procedures, including internal control over financial reporting. Our independent auditor is responsible for auditing the annual financial statements prepared by management, expressing an opinion as to whether those financial statements fairly present our financial position, results of operations and cash flows in conformity with generally accepted accounting principles, and discussing with the Audit Committee any issues it believes should be raised. Grant Thornton also audited our internal control over financial reporting as of December 31, 2019 and issued a separate report thereon.

The Audit Committee is responsible for the appointment, compensation and oversight of our independent auditor. In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditor a formal written statement describing all relationships between the auditor and us that might bear on the auditor’s independence consistent with applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) regarding the independent auditor’s communications with the Audit Committee concerning independence. The Audit Committee also discussed with the auditor any relationships that may impact its objectivity and independence, and satisfied itself as to the auditor’s independence. The independent auditor reviewed its audit plans, audit scope, and identification of audit risks with the Audit Committee. The Audit Committee also discussed with management and the independent auditor the quality and adequacy of our internal controls. Further, the Audit Committee discussed and reviewed with the independent auditor all applicable communications required by the PCAOB and the SEC.

Based on the above-mentioned review and discussions with management and the independent auditor, the Audit Committee recommended to the Board and the Board approved the Audit Committee’s recommendation that the audited financial statements of the Company be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2019, for filing with the SEC. The Audit Committee also approved and recommended to the Board, and the Board ratified the reappointment of the independent auditor for 2020.

The preceding report is presented by the members of the Audit Committee.

/s/ Lon McCain	/s/ John T. McNabb, II	/s/ Timothy G. Taylor
Lon McCain Committee Chairman	John T. McNabb Committee Member	Timothy G. Taylor Committee Member

Audit and Other Fees

Grant Thornton served as our independent registered public accounting firm during 2019 and 2018. The aggregate fees for various services performed by Grant Thornton for the years ended December 31, 2019 and 2018 are set forth below:

	2019	2018
Audit Fees	$1,290,756	$991,088
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	31,500
Total Fees	$1,290,756	$1,022,588

Fees for audit services include fees associated with our annual consolidated and subsidiary audits, the review of our quarterly reports on Form 10-Q, Sarbanes Oxley Act compliance review, accounting consultations and services normally provided by the accounting firm in connection with statutory or regulatory filings. All Other Fees for 2018 represent fees paid to Grant Thornton for comparative analysis of the Company’s bonus pool metrics relative to comparable peer companies.

As necessary, the Audit Committee considers whether the provision of non-audit services by Grant Thornton is compatible with maintaining auditor independence and has adopted a policy that requires pre-approval of all audit and non-audit services. Such policy requires the Audit Committee to approve services and fees in advance and requires documentation regarding the specific services to be performed. All 2019 audit fees were approved in advance in accordance with the Audit Committee’s policies.

Attendance at Annual Meeting

Representatives of Grant Thornton are expected to be present at the Annual Meeting, with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Proposal 4:

Approve, by a Non-Binding Vote,

The Compensation of the

Named Executive Officers

The Company is providing shareholders an advisory vote on the compensation of our named executive officers as required by Section 14A(a)(1) of the Exchange Act. Section 14A(a)(1) was added to the Exchange Act by Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”). In January 2011, the SEC issued final rules to implement the requirements of Exchange Act Section 14A(a)(1).

The Company’s last advisory vote was held at the 2019 Annual Meeting of Shareholders. Following the 2017 Annual Meeting of Shareholders, our Board determined to hold an advisory vote on the compensation of our named executive officers on an annual basis. This pattern will continue until the next required advisory vote on the frequency of shareholder votes on the compensation of executives, which will occur no later than our Annual Meeting of Shareholders in 2023. As a result, this proposal is being submitted for a non-binding vote at the Annual Meeting.

The advisory vote on compensation of our named executive officers is a non-binding vote on the compensation of the Company’s NEOs, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure set forth in this Proxy Statement. The advisory vote on executive compensation is not a vote on the Company’s general compensation policies, compensation of the Company’s Board, or the Company’s compensation policies as they relate to risk management, as described under “Risk Assessment Related to our Compensation Structure” on page 41. The Dodd-Frank Act and related SEC regulations and guidance require the Company to hold the advisory vote on compensation of our NEOs at least once every three years.

The Company’s executive compensation programs are designed to attract, retain, and motivate experienced, talented individuals to increase shareholder value by finding and developing crude oil and natural gas reserves at costs that provide an attractive rate of return on our investment. During 2019, the Company: (i) initiated cash dividend to shareholders; (ii) initiated a share repurchase program and repurchased approximately $190.2 million of Common Stock in 2019; (iii) achieved full-year 2019 production growth of 14% compared to 2018; (iv) generated net cash provided by operating activities for 2019 of $3.1 billion; (v) reduced total debt by $442 million; (vi) increased year-end 2019 proved reserves by 6% (adjusted for 2019 divestitures) compared to year-end 2018; (vii) continued to exercise capital discipline and reduced non-acquisition capital expenditures by 6% in 2019 compared to 2018; and (viii) maintained low-cost operations with production expenses of $3.58 per Boe and G&A expenses of $1.57 per Boe. The Compensation Committee believes the Company’s executive compensation programs reflect a strong pay-for-performance philosophy and are well aligned with the shareholders’ long-term interests. The Compensation Discussion and Analysis section starting on page 24 provides a more detailed discussion of our executive compensation program.

This advisory vote on executive compensation is not binding on the Company’s Board. However, the Board will take into account the result of the vote when determining future executive compensation arrangements.

Accordingly, the Board recommends the shareholders approve the compensation of our named executive officers by voting “for” the following advisory resolution:

“RESOLVED, that the shareholders of Continental Resources, Inc. approve, on an advisory basis, the compensation of the individuals identified in the Summary Compensation Table, as disclosed in the Continental Resources, Inc. proxy statement for the 2020 annual meeting of shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, which disclosure includes the Compensation Discussion and Analysis section, the compensation tables and the accompanying footnotes and narrative within the Executive Compensation and Other Information section of such proxy statement.”

Annual Report to Shareholders

Our Annual Report to Shareholders for the year ended December 31, 2019, including audited financial statements, accompanies this Proxy Statement. The Annual Report is not incorporated by reference into this Proxy Statement or deemed to be a part of the materials for the solicitation of proxies.

Copies of the exhibits omitted from the Annual Report on Form 10-K accompanying this Proxy Statement are available to shareholders without charge upon written request to our Secretary at 20 N. Broadway, Oklahoma City, Oklahoma 73102.

Shareholders Sharing

the Same Address

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our Notice and Proxy Statement, Annual Report or Notice of Internet Availability may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of our Annual Report, Notice and Proxy Statement and/or Notice of Internet Availability to you if you call or write us at the following address or phone number: Continental Resources, Inc., 20 N. Broadway, Oklahoma City, Oklahoma 73102, Attn: Secretary, (405) 234-9000. If you would like to receive separate copies of the Annual Report and Notice and Proxy Statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

Proposals of Shareholders

The Board will consider properly presented proposals of shareholders intended to be presented for action at the Annual Meeting. Such proposals must comply with the applicable requirements of the SEC and our Bylaws. Under our Bylaws a matter can properly be brought before an annual meeting by a shareholder of the Company who is a shareholder of record at the time notice of the proposal is given and who is entitled to vote at such annual meeting. The proposing shareholder must give timely notice of his or her proposal in writing to the Secretary of the Company and satisfy the other requirements set forth in the Bylaws. To be timely, a shareholder’s notice shall be delivered to or mailed and received at the principal executive offices of the Company at 20 N. Broadway, Oklahoma City, Oklahoma 73102 not later than ninety (90) days or more than one hundred twenty (120) days prior to the one year anniversary date of the preceding year’s annual meeting of shareholders of the Company (which for our 2021 Annual Meeting will be February 13, 2021, and January 14, 2021, respectively); provided, however, that if the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after the anniversary of the preceding year’s annual meeting, to be timely, a shareholder’s notice must be so delivered not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. A shareholder’s notice to the Secretary must comply with all applicable requirements set forth in our Bylaws, and shall set forth as to each matter: (a) a brief description of the business desired to be brought before the annual meeting (which, if the proposal is for any alteration, amendment, rescission or repeal of the Company’s Certificate of Incorporation or Bylaws, shall include the text of the resolution which will be proposed to implement the same); (b) the reasons for conducting such business at the annual meeting; (c) the identity of any beneficial owner or owners on whose behalf the proposal is being made; (d) the name and address, as they appear on the Company’s books, of the shareholder proposing such business and the name and address of any beneficial owner on whose behalf he or she may by acting; (e) the acquisition date, the class and the number of shares of voting stock of the Company which are owned beneficially by the shareholder and by any beneficial owner on whose behalf he or she may be acting; (f) any material interest of the shareholder in such business; (g) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of such shareholder or any beneficial owner on whose behalf he or she may be acting, or any other agreement, arrangement or understanding (including any derivative or short positions, profit interests, options or borrowed or loaned shares) has been made, the effect or intent of which is to manage the risk or benefit of share price changes in the stock price of the Company for such shareholder or beneficial owner, to mitigate loss with respect to any share of stock of the Company, or to increase or decrease the voting power of such shareholder or beneficial owner with respect to any share of the stock of the Company; (h) a description of all arrangements or understandings between such shareholder and any other person or persons (including their names) in connection with the proposal of such business by such shareholder; (i) a representation such shareholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting; and (j) an undertaking by the shareholder giving the notice to update the information required pursuant to this paragraph as of the record date for the meeting promptly following the later of the record date for the meeting or the date notice of the record date is first publicly disclosed.

A shareholder proposal submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be included in our proxy statement relating to the 2021 Annual Meeting must be received no later than December 3, 2020. For a proposal to be considered for presentation at the 2021 Annual Meeting, although not included in the proxy statement for such meeting, it must be received within the time period set forth in our Bylaws as described above. In addition, the proxy solicited by the Board for the 2021 Annual Meeting will confer discretionary authority to vote on any such shareholder proposal presented at the 2021 Annual Meeting unless we are provided with notice of such proposal no later than ninety days prior to the date of the 2021 Annual Meeting.

Questions and Answers About This

Proxy Material and Voting

Why am I receiving these materials?

This Proxy Statement, the accompanying Notice of Annual Meeting and proxy card and our Annual Report are provided to you because our Board is soliciting your proxy to vote at the Annual Meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the Annual Meeting to vote your shares. Under rules adopted by the SEC, we are furnishing proxy materials to our shareholders primarily via the internet. On or about April 2, 2020, we plan to mail to beneficial owners of shares registered in the name of a Broker (who constitute the majority of our shareholders), a Notice of Internet Availability containing instructions on how to access our proxy materials and to shareholders of record, printed copies of our proxy materials. The Notice of Internet Availability also instructs shareholders on how to vote online. This process is designed to expedite shareholders’ receipt of proxy materials, help conserve natural resources and lower the cost of the Annual Meeting. However, if you prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability.

Who can vote at the Annual Meeting?

Shareholders on March 18, 2020 (the record date for the Annual Meeting) are eligible to vote their shares at the Annual Meeting. On that date, we had 365,110,896 shares of our Common Stock outstanding and eligible to vote.

What am I voting on?

There are four proposals scheduled for a vote:

Election of three Class II directors to our Board of Directors to serve until the Annual Meeting of Shareholders in 2023, or if the proposal contained in Item 2 below is approved, until the Annual Meeting of Shareholders in 2021, and either case, until their respective successors are duly elected and qualified or until their earlier resignation or removal (Item 1 on the proxy card);

To approve an amendment to our Third Amended and Restated Certificate of Incorporation, as amended, to declassify our Board of Directors so that all directors will be elected on an annual basis beginning with the Annual Meeting of Shareholders in 2021 (Item 2 on the proxy card)

Ratification of selection of Grant Thornton as our independent registered public accounting firm (Item 3 on the proxy card); and

To approve, by a non-binding vote, the compensation of our named executive officers (Item 4 on the proxy card).

How do I vote?

For Proposal 1, you may either vote “for” a nominee to the Board or you may “withhold authority” regarding your vote for any nominee you specify. For Proposals 2, 3, and 4 you may vote “for” or “against” or “abstain” from voting. The procedures for voting are as follows:

Shareholder of Record: Shares Registered in Your Name

If on March 18, 2020 your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, or if you hold shares of our Common Stock that have not vested pursuant to a restricted stock grant, then you are a shareholder of record. If you are a shareholder of record and you have not elected to receive notice of how to access proxy materials over the internet, you may vote in person at the Annual Meeting, by proxy using the proxy card or over the internet. If you have elected to receive notice of how to access proxy materials over the internet, you may vote in person at the Annual Meeting or over the internet. Whether you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted.

To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

To vote using the proxy card, complete, sign, and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card before the Annual Meeting, we will vote your shares as you direct.

To vote online, please follow the instructions included on your proxy card or in any notice regarding how to access proxy materials over the internet. If you vote online, you do not need to complete and mail a proxy card.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Nominee Record Holder

If you are a beneficial owner of shares registered in the name of your Broker, you should have received either a Notice of Internet Availability containing instructions on how to access our proxy materials and vote online or a voter information form and voting instructions with these proxy materials from that organization rather than from us. Simply follow the instructions to vote online (or by telephone if you received a voter information form), or complete and return the voter information form in accordance with the instructions provided to ensure your vote is counted. If you received a Notice of Internet Availability, you can elect to request to receive a paper copy of proxy materials which will include a voter information form. To vote in person at the Annual Meeting, you must obtain a valid proxy from your Broker. Follow the instructions from your Broker included with these proxy materials, or contact your Broker for a proxy form.

How many votes do I have?

On each proposal, you have one vote for each share of Common Stock you own as of March 18, 2020.

Who is paying for this proxy solicitation?

We are paying for the entire cost of soliciting proxies. In addition to these proxy materials, our directors, employees, and agents may also solicit proxies in person or by other means of communication. Directors and employees will not be paid any special compensation for soliciting proxies. We may reimburse brokerage firms, banks, dealers and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice of Internet Availability, proxy card or voter information form?

If you receive more than one Notice of Internet Availability, proxy card or voter information form, your shares are registered in more than one name or are registered in different accounts. Please respond to each Notice of Internet Availability or please complete, sign, and return each proxy card or voter information form to ensure all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

You may enter a new vote over the internet or by submitting another properly completed proxy card with a later date. To request a new proxy card, you should call our transfer agent, American Stock Transfer & Trust Company, LLC at (800) 937-5449 or mail a request to our transfer agent at 6201 15th Avenue, Brooklyn, NY 11219, Attn: Shareholder Services Dept.

You may send a written notice revoking your proxy to Continental Resources, Inc., 20 N. Broadway, Oklahoma City, Oklahoma 73102, Attn: Eric S. Eissenstat, Secretary.

You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your Broker, you should follow the instructions provided by your Broker to revoke your proxy.

What is the quorum requirement?

A quorum of shareholders is necessary to hold a valid meeting. A quorum is present if at least a majority of the issued and outstanding shares entitled to vote are represented by shareholders present at the Annual Meeting or by proxy. On the record date, there were 365,110,896 shares issued and outstanding and entitled to vote. Therefore, 182,555,449 shares must be represented by shareholders present at the Annual Meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your Broker), or if you vote in person at the Annual Meeting. Abstentions and withhold authority votes will be counted towards the quorum requirement and broker non-votes (discussed immediately below) will be counted toward the quorum requirement assuming the Broker is entitled to vote the applicable shares on at least one discretionary proposal. If there is no quorum, the Chairman of the Annual Meeting may adjourn the Annual Meeting to another date.

What are broker non-votes?

A broker non-vote occurs when the Broker is unable to vote the shares it holds on behalf of a beneficial owner (such shares are said to be held in “street name”) because a proposal is not routine and the beneficial owner has not provided any voting instructions on that matter. NYSE rules determine whether proposals are routine. If a proposal is routine, a Broker holding shares in street name may vote on the proposal without voting instructions. If a proposal is not routine, the Broker may vote on the proposal only if the beneficial owner has provided voting instructions. If a Broker does not receive instructions for a non-routine proposal, the Broker will return a proxy card without a vote on that proposal, which is commonly referred to as a “broker non-vote.” The ratification of Grant Thornton’s appointment is a routine proposal, but the election of directors, the Declassification Proposal, and say on pay proposal are not routine proposals under applicable NYSE rules.

What vote is required to approve the election of directors (Item 1 on the proxy card)?

Directors are elected by a plurality of the votes cast at the Annual Meeting (that is the three director nominees receiving the greatest number of votes cast will be elected). While votes “withheld” will not have an effect on the outcome of the elections, our Bylaws provide that, if a nominee for director receives a greater number of votes “withheld” from his or her election than votes “for” such election, he or she must submit his or her offer of resignation for consideration by the Nominating/Corporate Governance Committee. Broker non-votes will not have an effect on the outcome since they do not count as a vote in favor of a nominee under the plurality standard.

What vote is required to approve the amendment to our Third Amended and Restated Certificate of Incorporation, as amended, declassifying our Board of Directors (Item 2 on the proxy card)?

Oklahoma state law requires the Declassification Proposal be approved by a majority of the outstanding shares entitled to vote. If you “abstain” from voting, it will have the same effect as an “against” vote on the Declassification Proposal, since approval requires a majority of the outstanding shares entitled to vote. Broker non-votes will also have the same effect as an “against” vote on the Declassification Proposal, for the reason described in the preceding sentence.

What vote is required to approve the ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm (Item 3 on the proxy card)?

Under Oklahoma state law the ratification of the selection of Grant Thornton as our independent registered public accounting firm requires a majority of the shares present in person or represented by proxy and entitled to vote on the matter vote “for” the proposal. If you “abstain” from voting, it will have the same effect as an “against” vote because abstentions are treated as entitled to vote under Oklahoma state law.

What vote is required to approve the compensation of the named executive officers (Item 4 on the proxy card)?

Oklahoma state law requires the proposal to approve the compensation of the named executive officers be approved by a majority of the shares present in person or represented by proxy and entitled to vote on the matter. If you “abstain” from voting, it will have the same effect as an “against” vote on the proposal to approve, by a non-binding vote, the compensation of the Company’s named executive officers, because abstentions are treated as entitled to vote under state law. Since this proposal is not a routine proposal, broker non-votes will not be treated as entitled to vote on the matter and accordingly will have no impact on the outcome of this vote.

What if I do not mark a voting choice for some of the matters listed on my proxy card?

If you return a signed proxy card without indicating your vote, your shares will be voted in accordance with the Board’s recommendation for each proposal with respect to which a voting choice is not indicated.

Could other matters be decided at the Annual Meeting?

We do not know of any other matters that will be considered at the Annual Meeting. If any other matters arise at the meeting, proxies will be voted at the discretion of the proxy holders.

What happens if the Annual Meeting is postponed, relocated or adjourned?

It may be necessary or advisable to change the location (including to a virtual location) or time of the Annual Meeting due to the impact of any local or national health related emergency measures associated with the COVID-19 (novel Coronavirus), or for another reason. Should this occur, notice of the changed time and/or location will be given by press release, which will specify the new time and/or location of the Annual Meeting. In the event it is not possible or advisable to hold our Annual Meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting “virtually”, i.e. solely by means of Internet enabled remote communication. Please monitor our annual meeting website at www.CLR.com for updated information. If you are planning to attend our meeting, please check the website ten days prior to the meeting date

If the Annual Meeting is postponed or adjourned, your proxy will still be valid and may be voted at the rescheduled meeting. You may change or revoke your proxy until it is voted. As always, we encourage you to vote your shares prior to the Annual Meeting.

How does the Board recommend I vote on the proposals?

The Board recommends you vote:

FOR the three Class II nominees for director (Item 1 on the proxy card);

FOR the Declassification Proposal (Item 2 on the proxy card);

FOR the ratification of the selection of Grant Thornton as our independent registered public accounting firm for the fiscal year ending December 31, 2020 (Item 3 on the proxy card); and

FOR approval, by a non-binding vote, of the compensation of our named executive officers (Item 4 on the proxy card).

Who will serve as the inspector of election at the Annual Meeting?

We anticipate Eric S. Eissenstat, our Senior Vice President, General Counsel, Chief Risk Officer and Secretary, will serve as the inspector of election and will tabulate the proxies and ballots at the Annual Meeting.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a Form 8-K filed within four business days after the Annual Meeting.

Other Matters

Our Board does not know of any other matters to be presented for action at the Annual Meeting other than those listed in the Notice of Annual Meeting of Shareholders and referred to herein. If any other matters properly come before the Annual Meeting or any adjournment thereof, it is intended the proxy solicited hereby be voted as to any such matter in accordance with the recommendations of our Board.

ANNEX A

NYSE Independence Standards Generally Applicable to Directors

The Board of Directors uses the independence standards of the New York Stock Exchange (“NYSE”) generally applicable to directors to determine the independence of its members. These are set forth below, omitting commentary and definitions. Defined terms are marked with asterisks and have the meanings set forth in Section 303A.02 of the NYSE Listed Company Manual.

No director qualifies as “independent” unless the board of directors affirmatively determines that the director has no material relationship with the *listed company* (either directly or as a partner, shareholder or officer of an organization that has a relationship with the *company*).

In addition, in affirmatively determining the independence of any director who will serve on the compensation committee of the listed company’s board of directors, the board of directors must consider all factors specifically relevant to determining whether a director has a relationship to the listed company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to:

(A) the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the listed company to such director; and

(B) whether such director is affiliated with the listed company, a subsidiary of the listed company or an affiliate of a subsidiary of the listed company.

In addition, a director is not independent if:

(i) The director is, or has been within the last three years, an employee of the listed company, or an *immediate family member* is, or has been within the last three years, an *executive officer*, of the listed company.

(ii) The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the listed company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

(iii) (A) The director is a current partner or employee of a firm that is the listed company’s internal or external auditor; (B) the director has an immediate family member who is a current partner of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and personally works on the listed company’s audit; or (D) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the listed company’s audit within that time.

(iv) The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the listed company’s present executive officers at the same time serves or served on that company’s compensation committee.

(v) The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the listed company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

A-1

ANNEX B

Text of Proposed Amendment to our Third Amended and Restated Certificate of Incorporation

Certificate of Amendment

to the Third Amended and Restated

Certificate of Incorporation of

Continental Resources, Inc.

The undersigned officers of Continental Resources, Inc., an Oklahoma corporation (the “Corporation”), hereby file this Certificate of Amendment to the Corporation’s Third Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), which is hereby amended as follows:

1.	The text of Article Five, Section 1 of the Certificate of Incorporation is hereby amended and restated in its entirety, as follows:

Section 1. Term of Office. All directors of the Corporation shall be elected annually, in the manner described in Section 2 of this Article. Each director shall hold office for a term ending at the next succeeding annual meeting of shareholders, beginning with the annual meeting of shareholders held in 2021, and until the election and qualification of his or her successor, subject, however, to such director’s prior death, resignation, retirement, disqualification, or removal from office. The term of office of each directorship established pursuant to this Section shall apply and control even in the case of a director who previously was elected or appointed for a term that extended beyond the 2021 annual meeting of shareholders at the time of such election or appointment.

2.	The text of Article Eight of the Certificate of Incorporation is hereby amended and restated in its entirety, as follows:

ARTICLE EIGHT: Vacancies. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall, unless otherwise required by law or by resolution of the Board of Directors, be filled by the affirmative vote of a majority of the directors then in office, though less than a quorum (and not by shareholders), and directors so chosen shall hold office for a term expiring at the next annual meeting of shareholders and until such director’s successor shall have been duly elected and qualified. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

The foregoing amendments were duly adopted in accordance with the provisions set forth in Section 1077 of the Oklahoma General Corporation Act.

IN WITNESS WHEREOF, the undersigned officers have executed this Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation this          day of                     , 2020.

CONTINENTAL RESOURCES, INC.

By:
William B. Berry, Chief Executive Officer

ATTEST:

Eric S. Eissenstat, Secretary

B-1

ANNUAL MEETING OF SHAREHOLDERS OF

CONTINENTAL RESOURCES, INC.

May 14, 2020

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:

The Notice of Meeting, Proxy Statement, Proxy Card and the Annual Report

are available at https://materials.proxyvote.com/212015

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i  Please detach along perforated line and mail in the envelope provided.i

∎	20330303000000000000 7	051420

You may withhold the authority of the Proxies to vote for any nominee to be elected as a director of the Company by marking the WITHHOLD AUTHORITY box set forth next to such nominee’s name.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. Election of Directors:			2.	Approve an amendment to the Company’s Third Amended and Restated Certificate of Incorporation that declassifies the Company’s Board of Directors.	FOR ☐	AGAINST ☐	ABSTAIN ☐
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	NOMINEES: ¡ William B. Berry ¡ Shelly Lambertz ¡ Timothy G. Taylor
					FOR	AGAINST	ABSTAIN
			3.	Ratification of selection of Grant Thornton LLP as independent registered public accounting firm.	☐	☐	☐
					FOR	AGAINST	ABSTAIN
			4.	Approve, by a non-binding vote, the compensation of the named executive officers.	☐	☐	☐
INSTRUCTIONS: To withhold authority to vote for any individual nominee (s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: 🌑

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof. If any other business is presented at the Annual Meeting, this Proxy shall be voted in accordance with the recommendations of the Board. The shares represented by this Proxy when properly executed will be voted in the manner directed herein by the undersigned Shareholder(s). If no direction is made, this Proxy will be voted FOR Proposals 1, 2, 3 and 4.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

∎	Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

∎

ANNUAL MEETING OF SHAREHOLDERS OF

CONTINENTAL RESOURCES, INC.

May 14, 2020

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

Vote online until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The Notice of Meeting, Proxy Statement, Proxy Card and the Annual Report are available at https://materials.proxyvote.com/212015

i        Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet.       i

∎	20330303000000000000 7	051420

You may withhold the authority of the Proxies to vote for any nominee to be elected as a director of the Company by marking the WITHHOLD AUTHORITY box set forth next to such nominee’s name.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. Election of Directors:			2.	Approve an amendment to the Company’s Third Amended and Restated Certificate of Incorporation that declassifies the Company’s Board of Directors.	FOR ☐	AGAINST ☐	ABSTAIN ☐
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	NOMINEES: ¡ William B. Berry ¡ Shelly Lambertz ¡ Timothy G. Taylor
					FOR	AGAINST	ABSTAIN
			3.	Ratification of selection of Grant Thornton LLP as independent registered public accounting firm.	☐	☐	☐
					FOR	AGAINST	ABSTAIN
			4.	Approve, by a non-binding vote, the compensation of the named executive officers.	☐	☐	☐
INSTRUCTIONS: To withhold authority to vote for any individual nominee (s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: 🌑

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof. If any other business is presented at the Annual Meeting, this Proxy shall be voted in accordance with the recommendations of the Board. The shares represented by this Proxy when properly executed will be voted in the manner directed herein by the undersigned Shareholder(s). If no direction is made, this Proxy will be voted FOR Proposals 1, 2, 3 and 4.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

∎	Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

∎

☐                     ∎

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

CONTINENTAL RESOURCES, INC.

20 N. Broadway

Oklahoma City, Oklahoma 73102

(405) 234-9000

The undersigned hereby appoints Eric Eissenstat and John Hart, and each of them, as proxies (the “Proxies”), each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all of the shares of stock of Continental Resources, Inc. held of record by the undersigned on the record date at the Annual Meeting of Shareholders to be held on May 14, 2020, or any postponement or adjournment thereof.

(Continued and to be signed on the reverse side)

∎ 1.1	14475 ∎